This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but the information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated April 9, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To Prospectus dated December 16, 2011)	Registration Number No.: 333-175184

Genesis Biopharma, Inc.

                                   Shares of Common Stock
Warrants to Purchase up to                         Shares of Common Stock

We are offering              shares of our common stock and warrants to purchase up to              shares of our common stock in this offering (and the shares of common stock issuable from time to time upon exercise of these warrants) pursuant to this prospectus supplement and the accompanying prospectus. Each share of common stock is being sold together with a five-year warrant to purchase             of a share of common stock at an exercise price of $              per share. The shares of common stock and warrants will be issued separately.

Our common stock is quoted on the OTC Bulletin Board under the symbol “GNBP.” On April 6, 2012, the last reported sale price of our common stock on the OTC Bulletin Board was $1.02 per share. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other nationally recognized trading system.

Our business and an investment in our securities include significant risks. See “Risk Factors” (i) beginning on page S-5 of this prospectus supplement and on page 10 of the accompanying prospectus and (ii) in our Annual Report on Form 10-K for the year ended December 31, 2011, which has been filed with the Securities and Exchange Commission and is incorporated by reference in this prospectus supplement and in the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Per Warrant	Total
Public offering price	$	$	$
Underwriting discount [1]	$	$	$
Proceeds, before expenses, to us	$	$	$

[1]	In addition, we have agreed to reimburse the underwriters for certain out-of-pocket expenses. See the section captioned “Underwriting” in this prospectus supplement for additional information.

The underwriters may also purchase up to an additional             shares and/or additional warrants to purchase up to             shares of common stock from us at the public offering price for each security, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any. If the underwriters exercise the option in full, the total discount will be $              and the total proceeds, before expenses, to us will be $             .

The underwriters expect to deliver the shares and warrants against payment on or about ,                          2012.

Oppenheimer & Co.	Roth Capital Partners

BTIG

Prospectus Supplement dated             , 2012.

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT

TABLE OF CONTENTS

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts of this document combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus or with any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the securities being offered and other information you should know before investing in our securities. You should also read and consider information in the documents we have referred you to in the section of this prospectus supplement and the accompanying prospectus entitled “Where You Can Find More Information.”

You should rely only on this prospectus supplement, the accompanying prospectus and any free writing prospectus we may provide to you in connection with this offering and the information incorporated or deemed to be incorporated by reference therein. We have not authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

References in this prospectus supplement and in the accompanying prospectus to “we,” “us,” “our” or the “company” refer to Genesis Biopharma, Inc., a Nevada corporation.

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SUMMARY

This summary highlights selected information about us, this offering and information appearing elsewhere in this prospectus supplement or in the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that may be important to you and that you should consider before purchasing our securities. This prospectus supplement and the accompanying prospectus include or incorporate by reference information about our securities, as well as information regarding our business and detailed financial data. Before making an investment decision, to fully understand this offering and its consequences to you, you should carefully read this entire prospectus supplement and the accompanying prospectus, including “Risk Factors” beginning on page S-5 of this prospectus supplement and beginning on page 10 of the accompanying prospectus and the financial statements, related notes and other information that we incorporated by reference herein, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The Company

Overview

We are a biotechnology company focused on developing and commercializing adoptive cell therapy using autologous tumor infiltrating lymphocytes for the treatment of Stage IV metastatic melanoma and other cancers.  Our lead product candidate, Cōntego™, is an adoptive cell therapy using autologous tumor infiltrating lymphocytes for the treatment of certain cancers.

Recent Developments

CRADA Payment. A significant portion of our research and development will be conducted under the Cooperative Research and Development Agreement (“CRADA”) that we have entered into with the National Institutes of Health and the National Cancer Institute (NCI). As disclosed in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 that we filed with the SEC on March 30, 2012, a quarterly payment of $250,000 was due under the CRADA on March 8, 2012, which payment we had not yet made as of the date of the filing of the Annual Report. In April 2012 we paid the NCI the $250,000 payment that was due under the CRADA and, as a result, we are again current with our payment obligations under the CRADA.

Interim Loan. On April 5, 2012, in order to obtain the funds to pay the March 8, 2012 installment under the CRADA, we obtained an aggregate of $250,000 short-term, unsecured loan from Ayer Capital Partners Master Fund, L.P. and Ayer Capital Partners Kestrel Fund, LP. The loan bears interest at a rate of 12% per annum and is due and payable on the earlier of our sale of $1,000,000 or more of our securities or May 5, 2012. Ayer Capital Partners Master Fund, L.P. currently also owns $2,706,146 of our 7% Tranche A Senior Unsecured Convertible Notes and Tranche B Senior Unsecured Convertible Notes.

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The Offering

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Warrants we are offering

We are offering warrants to purchase up to             shares of common stock that will be exercisable during the period commencing on the date of original issuance and ending five years from such date at an exercise price of $         per share of common stock, subject to adjustment. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the warrants. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other nationally recognized trading system.

Overallotment option	shares of common stock and/or warrants to purchase up to shares of common stock.

Use of proceeds	We intend to use the net proceeds of this offering (i) to repay in full the outstanding senior convertible notes ($5,000,000, plus approximately $242,000 of accrued and unpaid interest), (ii) to repay in full the $250,000 interim loan that we received on April 5, 2012, (iii) to fund our obligations under the manufacturing collaboration agreement with Lonza Walkersville, Inc., and under the Cooperative Research and Development Agreement (CRADA) with the National Institutes of Health and the National Cancer Institute, (iv) to continue our research and development and to initiate clinical trials, and (v) for general corporate purposes, which may include working capital, capital expenditures, other research and development expenditures. See “Use of Proceeds” on page S-14 for further information.

Risk factors	See “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 10 of the accompanying prospectus, and beginning on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2011, which Annual Report is incorporated herein by reference, for a discussion of factors you should read and consider carefully before investing in our securities.

OTC Bulletin Board symbol	GNBP

The number of shares of common stock outstanding after this offering as shown above is based on 78,293,095 shares outstanding as of April 6, 2012. The number of outstanding shares excludes:

·	The shares of our common stock issuable upon exercise of the warrants offered hereby;

·	9,275,000 shares of our common stock subject to options outstanding as of April 6, 2012 having a weighted-average exercise price of $1.09 per share;

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·	12,225,000 shares of our common stock that have been reserved for issuance in connection with future grants under our equity incentive plans as of April 6, 2012;

·	2,600,000 shares that we agreed to grant to a consultant and an employee in 2011, but which options have not yet been granted by our Board of Directors; and

·	9,930,022 shares of our common stock that have been reserved for issuance upon exercise of outstanding warrants as of April 6, 2012 having a weighted-average exercise price of $1.22 per share. In addition, as a result of this offering, we may be required to issue additional shares under our outstanding warrants pursuant to certain anti-dilution adjustments and purchase price reset provisions contained in those warrants.

Our agreements with certain of our stockholders contain a purchase price reset provision pursuant to which we are required to issue additional shares to them, for no additional consideration, if we issue or sell shares of common stock, or common stock equivalents, at a price less than the $1.00 purchase price at which those stockholders purchased their shares. The price reset provision will remain in effect for so long as the shares are held by those stockholders. In the event that we issue or sell any shares of common stock or common stock equivalents at a price less than their initial $1.00 purchase price (which is subject to adjustment), we are required to issue additional shares to each such stockholder, for no additional consideration, in an amount sufficient so that those stockholders have received the total number of shares equal to the number such stockholders would have received had they initially invested at the lower price paid in this offering and other subsequent issuances and sales.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their overallotment option.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Before acquiring any offered securities pursuant to this prospectus supplement and the accompanying prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus supplement or in the accompanying prospectus, including, without limitation, the risks described in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated herein by reference, and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") before making an investment decision. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. Please see “Where You Can Find More Information” on page S-19 of this prospectus supplement.

Risks Associated With Our Business

$5,000,000 of our 7% Senior Unsecured Convertible Notes mature on April 17, 2012, and, therefore, will be in default if we do not repay the notes by that date.

In July 2011, we issued $5,000,000 of our 7% Tranche A Senior Unsecured Convertible Notes and Tranche B Senior Unsecured Convertible Notes (collectively, the “Notes”). The Notes initially matured on November 30, 2011, but the maturity date has been extended several times, most recently to April 17, 2012. Accordingly, as of April 17, 2012, the Notes will be in default if we do not repay them in full by that date. Upon a default, the interest rate on the Notes increases to 15% per annum, and the holders of the Notes have the right to demand that we immediately redeem all of the Notes at a price that is greater than the outstanding balance of the Notes. In general, the investors may demand that the Notes be redeemed at a price equal to the greater of (i) 125% of the outstanding balance of the Notes, or (ii) an amount based on 135% of the greatest closing sale price of our common stock during the period beginning on the date of default until the redemption demand. It is our intention to repay the Notes in full from the net proceeds of this offering. See “Use of Proceeds”. No assurance can be given that we will be able to repay the Notes when they become due. The Notes are currently convertible into shares of our common stock at a conversion price of $1.00 per share.

We have a history of operating losses; we expect to continue to incur losses and we may never be profitable.

As of December 31, 2011, we had an accumulated deficit of $27,376,576. In addition, for the fiscal year ended December 31, 2011, we incurred a net loss of $25,694,100, and had a working capital deficiency of $4,887,000 (excluding our derivative liability of $7,930,000). These losses have resulted from costs incurred in our research and development programs, from stock based compensation paid to our executives and consultants, and from our general and administrative costs. Since our inception we have not generated any revenues. We do not expect to achieve any product sales or royalty revenue for at least four years, if ever. We expect to incur significant additional operating losses in the future as we expand development and clinical trial efforts.

Our ability to achieve long-term profitability is dependent upon obtaining regulatory approvals for our products and successfully commercializing our products alone or with third parties. However, our operations may not be profitable even if any of our products under development are commercialized.

We have no experience in operating our current business, which makes it difficult to evaluate our current operations and our business plan.

Until March 2010, we were known as Freight Management Corp., and we were engaged in the development of an internet-based, intelligent online system for business owners, freight forwarders in the shipping/freight industry and export/import industry. In March 2010, we abandoned our plan to engage in the internet-based, freight forwarders’ shipping/freight business, and acquired certain intellectual property related to a proprietary, therapeutic use of anti-CD55+ antibodies for the treatment of cancer and commenced developing biotechnology drugs based on the anti-CD55+ antibodies. In 2011, we decided to terminate the development of products based on the anti-CD+55 antibodies, and decided to enter into our current business. Our business is substantially dependent upon the NIH License Agreement, the CRADA and the manufacturing services agreement with Lonza Walkersville, Inc., all of which we entered into since mid-2011. As a result, we have no operating history in our current line of business, and we have no operating history in that line of business on which a decision to invest in our company can be based. The future of our company currently is dependent upon our ability to implement our new business plan. While we believe that our business plan, if implemented as planned, will make our company successful, we have no operating history against which we can test our plans and assumptions, and investors therefore cannot evaluate the likelihood of our success.

S-5

We currently have no revenues, a limited amount of cash available, and will need to raise substantial additional capital to operate our business, without which we will have to curtail or cease operations.

We do not expect to generate any revenues until, and if, we receive approval from the FDA and other regulatory authorities for our product candidates allowing us to sell our products. Our current cash on hand is not sufficient to fund our current operations. In addition to our current monthly general and administrative expenses, we are also required to make substantial cash payments under the CRADA, to maintain the patents under the NIH License Agreement, and to fund our development activities under the manufacturing services agreement with Lonza Walkersville, Inc.

It is expensive to develop cell therapies for the treatment of cancer, and to conduct clinical trials for such therapies. We plan to simultaneously conduct clinical trials and preclinical research for the treatment of more than one type of cancer, which is costly. Based on our internal projections, we estimate that we will spend approximately $35 million on the development of Contego until we file an IND. In addition, our development, clinical trial and regulatory expenses will significantly increase thereafter. We do not have sufficient funds to support the expenses of our operations and the conduct of our clinical trials and preclinical research. Therefore, in addition to the proceeds of this offering, we will need to raise significant amounts of additional capital to fund general and administrative expenses, to continue the research and development of our adoptive cell therapies, and to commercialize our adoptive cell therapies. Our ability to obtain such additional debt or equity funding will depend on a number of factors, including but not limited to the following::

·	our degree of success in developing our adoptive cell therapy products;

·	the rate of progress and cost of our research and development and clinical trial activities;

·	the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights;

·	emergence of competing technologies and other adverse market developments; and

·	the cost of developing and establishing the necessary manufacturing processes and facilities.

We have not identified the sources for the additional financing that we will require, and we do not have commitments from any third parties to provide this financing. Certain investors may be unwilling to invest in our securities since we are traded on the OTC Bulletin Board and not on a national securities exchange, particularly if there is only limited trading in our common stock on the OTC Bulletin Board at the time we seek financing. The volume and frequency of such trading has been limited to date. There is no assurance that sufficient funding through a financing will be available to us at acceptable terms or at all. Any additional funding that we obtain in a financing is likely to reduce the percentage ownership of the company held by our existing securityholders. The amount of this dilution may be substantially increased if the trading price of our common stock has declined at the time of any financing from its current levels.

We may not be able to obtain additional financing on favorable terms or at all. If we are unable to raise additional funds when we need them, we may be required to delay, reduce or eliminate some or all of our development programs and some or all of our clinical trials. If we do not raise additional funds, we may be required to cease all operations and close our company, in which case our stockholders will suffer a total loss on their investment. If we so raise additional funds by issuing equity securities, further dilution to stockholders will result, and new investors could have rights superior to holders of shares issued in this offering.

S-6

Subpart E fast track designation for development of our second line stage IVmetastatic melanoma product candidate may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidates will receive marketing approval.

If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA Fast Track designation for a particular indication. Marketing applications filed by sponsors of products in Fast Track development may qualify for priority review under the policies and procedures offered by the FDA, but the Fast Track designation does not assure any such qualification or ultimate marketing approval by the FDA. Receipt of Fast Track designation may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures. In addition, the FDA may withdraw any Fast Track designation at any time. We intend to seek Fast Track designation under Subpart E for our second line therapy for stage IV metastatic melanoma product candidate, but there is no assurance that the FDA will grant this status.

We may take longer to complete our clinical trials than we project, or we may not be able to complete them at all.

Although for planning purposes we project the commencement, continuation and completion of our clinical trials, a number of factors, including scheduling conflicts with participating clinicians and clinical institutions, and difficulties in identifying and enrolling patients who meet trial eligibility criteria, may cause significant delays. We may not commence or complete clinical trials involving any of our products as projected or may not conduct them successfully.

We may rely on academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of clinical trials involving our products. We will have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. If we fail to commence or complete, or experience delays in, any of our planned clinical trials, our stock price and our ability to conduct our business as currently planned could be harmed.

We rely on our manufacturing partner, Lonza Walkersville, Inc., to manufacture our adoptive cell therapy products for clinical trials. If Lonza fails to commence or complete, or experiences delays in, manufacturing our adoptive cell therapy products, our planned clinical trials will be delayed, which will adversely affect our stock price and our ability to conduct our business as currently planned.

Our research and development plans are substantially dependent upon the CRADA. We have previously been in default under our payment obligations under the CRADA, and our failure to make timely payments in the future may result in the termination of that agreement at any time.

We expect to conduct a substantial portion of our research and development under the CRADA we entered into with the National Institutes of Health and the National Cancer Institute (NCI). We are obligated to make quarterly payments of $250,000 under the CRADA. Although the CRADA has a five year term, either party to the CRADA has the right to terminate the CRADA upon 60 days’ notice to the other party. As a result, even if are current with all of our payments under the CRADA, no assurance can be given that the NCI will not terminate the CRADA in the future.

We are required to pay substantial royalties under our license agreement with the NIH, and we must meet certain milestones to maintain our license rights.

Under our license agreement with the NIH for our adoptive cell therapy technologies, we are required to pay substantial royalties to that institution based on our revenues from sales of our products utilizing this technology, and these royalty payments could adversely affect the overall profitability for us of any products that we may seek to commercialize. In order to maintain our license rights under the NIH License Agreement, we will need to meet certain specified milestones, subject to certain cure provisions, in the development of our product candidates. There is no assurance that we will be successful in meeting all of the milestones in the future on a timely basis or at all.

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We rely on third parties to perform a variety of functions and have limited manufacturing and cell processing capabilities, which could limit our ability to commercialize our products.

As a result of our strategy to out-source most of our research and development and all of our manufacturing, we rely very heavily on third parties to perform for us or assist us with a variety of important functions, including research and development, manufacturing and clinical trials management. We also license all of our technology from others and, at this time, do not own any intellectual properties or technologies. We have never manufactured our adoptive cell therapy product candidate on any scale, commercial or otherwise, nor has Lonza Walkersville, Inc., our manufacturing company. As a result, we cannot give any assurance that we will be able to manufacture our products at a cost or in quantities necessary to make them commercially viable. We intend to rely on Lonza Walkersville, Inc. or other third party contract manufacturers to produce large quantities of materials needed for clinical trials and product commercialization. Third party manufacturers may not be able to meet our needs with respect to timing, quantity or quality. If we are unable to contract for a sufficient supply of needed materials on acceptable terms, or if we should encounter delays or difficulties in our relationships with manufacturers, our clinical testing may be delayed, thereby delaying the submission of products for regulatory approval or the market introduction and subsequent sales of our products. Any such delay may lower our revenues and potential profitability.

Moreover, we and any third-party manufacturers that we may use must continually adhere to current Good Manufacturing Practices, or cGMP, regulations enforced by the FDA through its facilities inspection program. If our facilities or the facilities of these manufacturers cannot pass a pre-approval plant inspection, the FDA premarket approval of our products will not be granted. In complying with cGMP and foreign regulatory requirements, we and any of our third-party manufacturers will be obligated to expend time, money and effort in production, record-keeping and quality control to assure that our products meet applicable specifications and other requirements. If we or any of our third-party manufacturers fail to comply with these requirements, we may be subject to regulatory action.

Because our current product candidates represent and our other future potential product candidates will represent novel approaches to the treatment of disease, there are many uncertainties regarding the development, the market acceptance, third-party reimbursement coverage and the commercial potential of our product candidates.

There is no assurance that the approaches offered by our current product candidates or any future product candidates will gain broad acceptance among doctors or patients or that governmental agencies or third-party medical insurers will be willing to provide reimbursement coverage for proposed product candidates. Moreover, we do not have internal marketing data research resources and are not certain of and have not attempted to independently verify the potential size of the commercial markets for our current product candidates or any future product candidates. Since our current product candidates and any future product candidates will represent new approaches to treating various conditions, it may be difficult, in any event, to accurately estimate the potential revenues from these product candidates. We may spend large amounts of money trying to obtain approval for these product candidates, and never succeed in doing so. We do not yet have sufficient information to reliably estimate what it will cost to commercially manufacture our current product candidates or any future product candidates, and the actual cost to manufacture these products could materially and adversely affect the commercial viability of these products. If we do not successfully develop and commercialize products based upon our approach, we will not become profitable, which would materially and adversely affect the value of our common stock.

We cannot prevent other companies from licensing the same intellectual properties that we have licensed or from otherwise duplicating our business model and operations.

The intellectual properties that we are using to develop our Contego products were licensed to us by the NIH under the License Agreement. However, the License Agreement is non-exclusive, and any other party could obtain a license for some or all of the licensed intellectual properties that we currently use. In addition, since the National Cancer Institute, MD Anderson Cancer Center, and the H. Lee Moffitt Cancer & Research Institute already use the ACT technology in therapy for the treatment of Stage IV metastatic melanoma, their methods and data are also available to third parties, who may want to enter into our line of business and compete against us. We currently do not own any exclusive rights that could be used to prevent third parties from duplicating our business plan or from otherwise directly competing against us.

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Competition in the field of cancer therapy is intense and many of our competitors have substantially greater managerial resources than we have.

Competition in the field of cancer therapy is intense and is accentuated by the rapid pace of technological development. Research and discoveries by others may result in breakthroughs which may render our products obsolete even before they generate any revenue. There are products currently under development by others that could compete with the products that we are developing. Many of our potential competitors have substantially greater research and development capabilities and manufacturing, marketing, financial and managerial resources than we do. Our competitors may:

·	develop safer or more effective immunotherapeutics and other therapeutic products;

·	reach the market more rapidly, reducing the potential sales of our products; or

·	establish superior proprietary positions.

Although no other companies currently commercially provide a ready-to-infuse adoptive cell therapy product that competes with Contego in our proposed market, we are subject to significant competition from pharmaceutical and biotechnology companies, academic and research institutions, and government or other publicly-funded agencies that are pursuing the development of therapeutic products and technologies that are substantially similar to our proposed therapeutic products and technologies, or that otherwise address the indications we are pursuing. Our most significant competitors include major biotechnology companies such as Genentech, Amgen, Genzyme, Gilead Sciences, and Biogen Idec, and major pharmaceutical companies such as Merck, Pfizer, Sanofi-Aventis, Novartis, Johnson & Johnson, and Eli Lilly.  All of these companies, and most of our other current and potential competitors have substantially greater research and development capabilities and financial, scientific, regulatory, manufacturing, marketing, sales, human resources, and experience than we do. Many of our competitors have several therapeutic products that have already been developed, approved and successfully commercialized, or are in the process of obtaining regulatory approval for their therapeutic products in the United States and internationally.

Universities and public and private research institutions are also potential competitors.  While these organizations primarily have educational objectives, they may develop proprietary technologies or secure patent protection that we may need for the development of our technologies and products.  We may attempt to license these proprietary technologies, but these licenses may not be available to us on acceptable terms, if at all.

Our competitors, either alone or with their collaborative partners, may succeed in developing technologies or products that are more effective, safer, more affordable or more easily commercialized than ours, and our competitors may obtain intellectual property protection or commercialize products sooner than we do.  Developments by others may render our product candidates or our technologies obsolete making it difficult for us to generate revenues and the value of our common stock could decrease.

We anticipate that we will face increased competition in the future as new companies enter our markets and as scientific developments surrounding immunotherapy and other cancer therapies continue to accelerate. If our product candidates receive marketing approval but cannot compete effectively in the marketplace, our profitability and financial position would suffer.

We must expand our operations to commercialize our products, which we may not be able to do.

We will need to expand and effectively manage our operations and facilities to successfully pursue and complete future research, development and commercialization efforts. To grow we will need to add personnel and expand our capabilities, which may strain our existing managerial, operational, financial and other resources. To compete effectively and manage our growth, we must:

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·	train, manage and motivate our future employees;

·	accurately forecast demand for our products; and

·	acquire and maintain sufficient operational, financial and management information systems.

If we fail to manage our growth effectively, our product development and commercialization efforts could be curtailed or delayed.

Risks Related to this Offering

Our stock may be traded infrequently and in low volumes, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

The shares of our common stock may trade infrequently and in low volumes on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small early stage company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who can generate or influence sales volume, and that even if we came to the attention of such institutionally oriented persons, they tend to be risk-averse in this environment and would be reluctant to follow an early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares. As a result, investors could lose all or part of their investment.

You may have difficulty selling our shares if they are deemed “penny stocks.”

Since our common stock is not listed on a national securities exchange, trading in our common stock will be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-national securities exchange equity security that has a market price of less than $5.00 per share, subject to certain exceptions that we may not fall within in the future). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and the ability of holders of the common stock to sell their shares.

There is no established trading market for the warrants, which could make it more difficult for you to sell your warrants and could affect adversely the price of your warrants.

The warrants constitute a new issue of securities for which no established trading market exists. We do not currently plan to seek to list the warrants for trading on any exchange, and no active or liquid trading market is expected to develop for the warrants being offered by this prospectus supplement and the accompanying prospectus. Without an active market, the liquidity of the warrants will be limited.

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Our existing directors, executive officers and principal stockholders hold a substantial amount of our common stock and may be able to prevent other stockholders from influencing significant corporate decisions.

As of April 6, 2012, our officers, directors and two largest stockholders beneficially owned approximately 16.9% of our outstanding common stock. These stockholders, if they act together, may be able to direct the outcome of matters presented to our stockholders, including the election of our directors and other corporate actions such as:

·	our merger with or into another company;

·	a sale of substantially all of our assets; and

·	amendments to our articles of incorporation.

The decisions of these stockholders may conflict with our interests or those of our other stockholders.

Our securities are quoted on the OTC Bulletin Board, which may limit the liquidity and price of our securities more than if our securities were quoted or listed on or a national securities exchange.

Our securities are currently quoted on the OTC Bulletin Board. Quotation of our securities on the OTC Bulletin Board may limit the liquidity and price of our securities more than if our securities were quoted or listed on a national securities exchange. Some investors may perceive our securities to be less attractive because they are traded in the over-the-counter market. In addition, as an OTC Bulletin Board listed company, we do not attract the extensive analyst coverage that accompanies companies listed on a national securities exchange. Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded in the over-the-counter market. These factors may have an adverse impact on the trading volume and price of our securities.

The exercise price of our outstanding warrants could result in substantial additional dilution for future stock issuances, which will result in additional dilution to our existing stockholders.

The common stock purchase warrants (the “Note Warrants”) that we issued in July 2011 (as recently amended) now provide that, in addition to adjustments for issuances below the exercise price then in effect and customary adjustments in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction involving this company’s common stock, if at any time we consummate one or more equity financings (each, a “Qualified Offering”), or if we issue securities to any consultants, officers, directors, employees or third parties (“Other Parties”), for a price per share that is below the closing sale price of our stock on the date of issuance, the “Exercise Price” of the Note Warrants shall be adjusted to the lesser of (i) $1.25 and (ii) 75% of the purchase price per share of common stock payable by the investors in such Qualified Offering or by such Other Parties. In addition, until July 27, 2013, issuances, or deemed issuances of shares (other than issuances in a Qualified Offering) at a purchase price less than the exercise price of the Note Warrants then in effect (currently, the exercise price is $1.25), the exercise price will be reduced to the purchase price in such subsequent offering. In case any rights, warrants or options to subscribe for or purchase shares of common stock or convertible securities are sold with shares of common stock in one integrated transaction, the purchase price per share deemed to have been paid for the common stock shall equal the amount paid per share of common stock in the Qualified Offering minus the value of such right, option, warrant (which value is determined using the Black-Scholes model). Upon each such adjustment of the exercise price of the Note Warrants, the number of shares issuable under each Note Warrant shall be proportionally increased. As a result, if we issue any securities in the future that trigger the foregoing adjustment provisions, the number of shares of common stock that can be purchased under the Note Warrants will increase, and the price at which those shares can be purchased will decrease.

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In February 2012, we sold 250,000 shares of our common stock and a five-year warrant to purchase 250,000 shares to a single accredited investor for $250,000. On the date of the foregoing sale, the closing sale price of our stock was above $1.00 per share and, therefore, such sale would have triggered the foregoing conversion and exercise price adjustments and would have significantly reduced the conversion price of the Notes and the exercise price of the accompanying warrants. However, the holders of the Notes waived the conversion and exercise price adjustments with respect to the $250,000 sale of common stock and warrants. No assurance can be given that the holders of the Notes will waive any future sale that triggers the conversion and exercise price adjustment provisions.

Certain of the outstanding warrants that we issued in 2010 and 2011 contain re-set provisions that state that, if the conversion price or exercise price of our convertible securities, options or warrants is lowered to a price below the exercise price of the 2010 and 2011 warrants, then the exercise price of the 2010 and 2011 warrants will be reduced to the new, lower price of the other convertible securities, options or warrants. Accordingly, in the event that the Exercise Price of the Note Warrants is reduced to a price below the current exercise price of the 2010 and 2011 warrants ($1.25), then the exercise price of those warrants will also be reduced (and the number of shares that can be purchased under those warrants will increase).

Any such adjustment to the exercise price of the Note Warrants or the 2010 and 2011 warrants will result in further dilution to our existing stockholders.

We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

We currently intend to use the net proceeds of this offering to repay our outstanding debt obligations, to fund our research and development activities, and for general corporate purposes. However, as of the date of this prospectus supplement, we cannot specify with certainty the particular uses of the proceeds from this offering. As a result, our management will retain broad discretion in the allocation and use of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.

You will experience immediate and substantial dilution. You will experience further dilution if we issue additional equity securities in future fundraising transactions.

Since the public offering price of the securities offered pursuant to this prospectus supplement and the accompanying prospectus is higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. See “Dilution” in this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase securities in this offering. To the extent that the shares underlying the warrants are ultimately issued, there will be further dilution to investors. The existence or exercise of the outstanding warrants may adversely affect the market price of our common stock and the terms under which we could obtain additional equity capital. Further, if we issue additional common stock, or securities convertible into or exchangeable or exercisable for common stock following the expiration of the lock-up agreement we entered into with the underwriters as described in the section entitled “Underwriting,” our stockholders, including investors who purchase securities in this offering, could experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock.

You may experience future dilution as a result of future equity offerings or other equity issuances.

In addition to the amounts received from the sale of the securities under this prospectus supplement, we will have to raise substantial amounts of additional capital in the future. To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

S-12

Our outstanding options and warrants and the availability for resale of the underlying shares may adversely affect the trading price of our common stock.

As of April 6, 2012, there were outstanding stock options to purchase approximately 9.3 million shares of our common stock at a weighted-average exercise price of $1.085 per share and outstanding warrants to purchase approximately 9.9 million shares of common stock at a weighted-average exercise price of $1.22 per share. Our outstanding options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options and warrants can be expected to exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of outstanding options and warrants. For the life of the options and warrants, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. The issuance of shares upon the exercise of outstanding options and warrants will also dilute the ownership interests of our existing stockholders.

We have registered with the SEC a total of 10,608,000 shares of common stock issuable upon conversion our 7% senior convertible notes and upon exercise of our five year warrants for resale by the holders of those securities. The availability of these shares for public resale, as well as actual resales of these shares, could adversely affect the trading price of our common stock.

Holders of our warrants will have no rights as a common stockholder until such holders exercise their warrants and acquire our common stock.

Until holders of warrants acquire shares of our common stock upon exercise of the warrants, holders of warrants will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The warrants may not have any value.

The warrants have an exercise price of $        per share and expire on the fifth anniversary of the date of issuance. In the event our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

The anti-dilution and price re-set provisions of certain or our outstanding securities may result in additional dilution to our stockholders.

This offering may trigger certain anti-dilution and price protections given to investors in our previous private placement transactions. Our outstanding warrants that we issued in 2010 and 2011 to purchase a total of 9,830,022 shares of common stock at exercise prices between $1.00 and $1.50, contain re-set provisions, which provide that if we sell securities at a price below the exercise price of the 2010 and 2011 warrants, then the exercise price of the 2010 and 2011 warrants will be reduced to the lower issue price. As a result of the offering effected by this prospectus supplement, the exercise price of all of our currently outstanding warrants issued in the prior private placements may be reduced and the total number of shares of our common stock that can be purchased upon the exercise of such warrants may be increased. In addition, certain investors that purchased common stock in the prior private placements also were given price re-set rights, which provide that if we issue or sell shares or share equivalents at a price of less than the issue price of their shares ($1.00 per share), such investors would receive additional shares, for no additional consideration, in an amount sufficient such that the effective purchase price per share paid by each investor for all the shares equals the purchase price paid in the subsequent offering. As a result of this offering, these investors may be issued additional shares of our common stock for no additional consideration.

S-13

Our internal controls over financial reporting may not be effective, which could have a significant and adverse effect on our business.

As a public reporting company, we are subject to various regulatory requirements, including the Sarbanes-Oxley Act of 2002, which requires our management to assess and report on our internal controls over financial reporting. For the year ended December 31, 2011, our management identified two material weaknesses in our internal controls over financial reporting and, therefore, determined that our internal controls over financial reporting were not adequate. While we are attempting to remedy the internal control weaknesses, we may not be able to adequately correct the issues, and other future material weaknesses in our internal controls may arise. Material weaknesses in our internal controls could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price, and subject us to sanctions or investigation by regulatory authorities.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus supplement or in the accompanying prospectus may include forward-looking statements that reflect our current views with respect to our ongoing and planned clinical trials, business strategy, business plan, financial performance and other future events. These statements include forward-looking statements both with respect to us, specifically, and the biotechnology sector, in general. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate,” “will” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements involve inherent risks and uncertainties, and there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those factors set forth under the caption “Risk Factors” in this prospectus supplement and in the accompanying prospectus, and under the captions “Risk Factors,” “Business,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Controls and Procedures” in our most recent Annual Report on Form 10-K, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus supplement and the accompanying prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materializes, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we anticipate. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this note. Before purchasing any of our securities, you should consider carefully all of the factors set forth or referred to in this prospectus supplement and in the accompanying prospectus that could cause actual results to differ.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting the underwriting discount and the estimated offering expenses payable by us, will be approximately $          million (or approximately $        million if the underwriters’ overallotment option is exercised in full), assuming no exercise of the warrants offered hereby.

We intend to use the net proceeds of this offering (i) to repay in full the outstanding senior convertible notes ($5,000,000, plus approximately $242,000 of accrued and unpaid interest at a rate of 7% per annum due April 17, 2012), (ii) to repay in full the $250,000 interim loan that we received on April 5, 2012 in order to obtain the funds to pay the March 8, 2012 installment under the CRADA (this interim loan bears interest at a rate of 12% per annum and is due and payable on the earlier of our sale of $1,000,000 or more of our securities or May 5, 2012.), (iii) to fund our obligations under the manufacturing collaboration agreement with Lonza Walkersville, Inc. and under the Cooperative Research and Development Agreement (CRADA) with the National Institutes of Health and the National Cancer Institute (including $619,000 payable to the NIH by May 26, 2012), (iv) to continue our research and development and to initiate clinical trials, and (v) for general corporate purposes, which may include working capital, capital expenditures, other research and development expenditures.

S-14

The amounts and timing of certain of these expenditures will depend on a number of factors, such as the timing and progress of our research and development efforts. Accordingly, as of the date of this prospectus supplement, we cannot specify with certainty the particular uses of all of the proceeds from this offering. Our management will retain broad discretion in the allocation and use of the net proceeds from this offering. Pending their use as described above, we intend to invest the net proceeds in high quality, short-term, interest-bearing securities.

DILUTION

Purchasers of the securities offered by this prospectus supplement and the accompanying prospectus will suffer immediate and substantial dilution in the net tangible book value per share of the common stock they purchase. As of December 31, 2011, we had a net negative tangible book value of approximately $(12,781,000), or $(0.16) per share of our common stock. Net negative tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of December 31, 2011.

Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by purchasers of securities in this offering and the net tangible book value per share of our common stock immediately after this offering. After giving effect to the sale of                     shares of common stock and warrants to purchase up to               shares of our common stock in this offering at the combined public offering price of $        per share and warrant, and after deducting the underwriting discount and the estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2011 would have been approximately $     , or $      per share of common stock. This represents an immediate increase in net tangible book value of $      per share of common stock to our existing stockholders and an immediate dilution in net tangible book value of $      per share of common stock to purchasers in this offering, attributing none of the combined public offering price to the warrants offered hereby. The following table illustrates this per share dilution:

Combined public offering price per share and warrant	$

Net (negative) tangible book value per share as of December 31, 2011		$(0.16)

Increase per share attributable to this offering	$

As adjusted net tangible book value per share as of December 31, 2011 after this offering	$

Dilution per share to new investors participating in this offering	$

The above table is based on 77,293,095 shares of common stock outstanding as of December 31, 2011, and excludes:

·	9,275,000 shares of our common stock subject to options outstanding as of December 31, 2011 having a weighted average exercise price of $1.09 per share;

·	12,225,000 shares of our common stock that have been reserved for issuance in connection with future grants under our equity incentive plans;

·	2,600,000 shares that we agreed to grant to a consultant and an employee in 2011, but which options have not yet been granted by our Board of Directors; and

·	9,680,022 shares of our common stock that have been reserved for issuance upon exercise of outstanding warrants as of December 31, 2011 having a weighted average exercise price of $1.22 per share.

If the underwriters exercise in full their option to purchase        additional shares of common stock and warrants to purchase up to        shares of our common stock at the combined public offering price, the as adjusted net tangible book value after this offering would be $       per share, representing an increase in net tangible book value of $        per share to existing stockholders and immediate dilution in net tangible book value of $         per share to purchasers in this offering.

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To the extent that any options or warrants are exercised, new options are issued under our equity incentive plans or we otherwise issue additional shares of common stock in the future at a price less than the combined public offering price, there will be further dilution to new investors.

DESCRIPTION OF SECURITIES

In this offering, we are offering         shares of common stock and warrants to purchase up to         shares of common stock. Each share of common stock is being sold together with a five-year warrant to purchase         of a share of common stock at an exercise price of $         . The shares of common stock and warrants will be issued separately. This prospectus supplement also relates to the offering of shares of our common stock upon exercise, if any, of the warrants.

Our authorized capital stock currently consists of 1,800,000,000 shares of common stock, $0.000041666 par value per share. We are not authorized to issue shares of preferred stock.

The following summary of certain provisions of our common does not purport to be complete. You should refer to our articles of incorporation and our bylaws, which are filed with or incorporated by reference in the registration statement relating to this offering filed by us with the SEC.

Common Stock

Holders of our common stock are entitled to one vote per share on matters on which our stockholders vote, including with respect to the election of directors. There are no cumulative voting rights. Holders of common stock are entitled to receive dividends, if declared by our board of directors, out of funds that we may legally use to pay dividends. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors.  It is not anticipated that dividends will be paid in the foreseeable future.

Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors.  Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights.  There is no conversion, redemption, sinking fund or similar provisions regarding our common stock. There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company.

Warrants

The material terms and provisions of the warrants offered hereby are summarized below. The following description is subject to, and qualified in its entirety by, the form of warrant, which will be filed as an exhibit to a Current Report on Form 8-K to be filed by us with the SEC in connection with this offering. You should review a copy of the form of warrant for a complete description of the terms and conditions applicable to the warrants.

Term. The warrants are exercisable beginning on the date of original issuance and at any time up to the date that is five years after such date.

Exercise Price. The exercise price of the warrants is $         per share of common stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, distributions of assets, reclassifications or similar events affecting our common stock.

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Exercisability. Holders may exercise the warrants beginning on the date of the original issuance and at any time during the term of the warrant. The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise. If, at the time a holder exercises its warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrant.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the warrant, the warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

Authorized Shares. During the period the warrants are outstanding, we will reserve from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of shares of common stock underlying the warrants upon the exercise of the warrants.

Exchange Listing. We do not plan on making an application to list the warrants on any national securities exchange or other nationally recognized trading system.

Fundamental Transactions. In the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a warrant, the holder shall have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of the company, if we are the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event. In addition, in the event of a fundamental transaction that is an all-cash transaction, a “going private transaction” or a transaction with a person or entity not traded on an eligible securities market, then we or any successor entity shall pay at the holder’s option, exercisable at any time commencing on the earlier of the public disclosure of the fundamental transaction or the consummation of the fundamental transaction and continuing for 90 days after the public disclosure of the consummation of the fundamental transaction, an amount of cash equal to the value of the warrant as determined in accordance with the Black Scholes option pricing model.

Right as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Waivers and Amendments. Any term of the warrants issued in the offering may be amended or waived with our written consent and the written consent of the holders of warrants representing a majority of the shares of common stock underlying the warrants then outstanding, except that no such action may increase the exercise price of any warrant or decrease the number of shares or class of stock obtainable upon exercise of any warrant without the written consent of the holder of the warrant.

Transfer Agent

The transfer agent for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, (303) 282-4800.

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UNDERWRITING

We and Oppenheimer & Co. Inc. and Roth Capital Partners, LLC, as representatives of the several underwriters for the offering named below, have entered into an underwriting agreement with respect to the shares of common stock and the warrants offered hereby. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of our common stock and warrants set forth opposite its name below:

Underwriter	Number of Shares	Number of Warrants
Oppenheimer & Co. Inc.
Roth Capital Partners, LLC
BTIG, LLC
Total

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the shares and the warrants sold under the underwriting agreement if any of these shares and warrants are purchased, other than those shares and warrants covered by the overallotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares and the warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Overallotment Option to Purchase Additional Shares. We have granted to the underwriters an option to purchase up to         additional shares of common stock and/or additional warrants to purchase up to         shares at the public offering prices set forth on the cover page of this prospectus supplement, less the underwriting discount. This option is exercisable for a period of 30 days. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the sale of the shares of our common stock and warrants offered hereby. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares and/or warrants from us in approximately the same proportion as shown in the table above.

Discounts and Commissions. The following table shows the combined public offering price, the underwriting discount and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ overallotment option.

Per Share of
	Common	Total
	Stock and Per	Without	With
	Warrant	Overallotment	Overallotment
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

We also have agreed to reimburse the underwriters for certain out-of-pocket expenses incurred by them in connection with this offering, including fees and disbursements of counsel to the underwriters, provided that, subject to certain exceptions, our reimbursement obligation to the underwriters shall not exceed $100,000 in the aggregate. We estimate that the total expenses of the offering payable by us, excluding the underwriting discount, will be approximately $                   .

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The underwriters propose to offer the shares of common stock and the warrants to the public at the public offering prices set forth on the cover of this prospectus supplement. The underwriters may offer the shares of common stock and the warrants to securities dealers at the public offering prices less a concession not in excess of a combined $         per share of common stock and related warrant. If all of the shares and warrants are not sold at the public offering price, the underwriters may change the offering prices and other selling terms.

Discretionary Accounts. The underwriters do not intend to confirm sales of the shares or warrants to any accounts over which they have discretionary authority.

Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate-covering transactions and purchases to cover positions created by short sales.

·	Stabilizing transactions permit bids to purchase a security so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the security while the offering is in progress.

·	Overallotment transactions involve sales by the underwriters of securities in excess of the securities the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the amount of securities over-allotted by the underwriters is not greater than the amount of securities that they may purchase in the overallotment option. In a naked short position, the amount of securities involved is greater than the amount of securities in the overallotment option. The underwriters may close out any short position by exercising their overallotment option and/or purchasing the securities in the open market.

·	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of the securities available for purchase in the open market as compared with the price at which they may purchase these securities through exercise of the overallotment option. If the underwriters sell more securities than could be covered by exercise of the overallotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market prices of our common stock and warrants or preventing or retarding a decline in the market prices of our common stock and warrants. As a result, the prices of our common stock and warrants in the open market may be higher than they would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transaction described above may have on the prices of our common stock and warrants. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Lock-Up Agreements. Pursuant to certain “lock-up” agreements, we and our executive officers and directors have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of the representatives for a period of 90 days after the date of the pricing of the offering. If any of the underwriters is at such time providing research coverage on us and is subject to the restrictions set forth in FINRA Rule 2711(f)(4), then if (i) we issue an earnings release or material news or a material event relating to us occurs during the last 17 days of the 90-day restricted period, or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above will be extended automatically and the restrictions imposed by the lock-up agreements will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

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Electronic Offer, Sale and Distribution of Securities. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree to allocate securities to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships. Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees.

Stock Quotation. Our common stock is quoted on the OTC Bulletin Board under the symbol “GNBP.” There is no established trading market for the warrants offered hereby, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other nationally recognized trading system.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Baratta, Baratta & Aidala LLP, New York, New York, TroyGould PC, Los Angeles, California, and by the Swanson Law Firm, LLC, Las Vegas, Nevada. Goodwin Procter LLP, New York, New York, is acting as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The balance sheets as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2011 and for the period from September 17, 2007 (date of inception) through December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 incorporated by reference into this prospectus have been audited by Weinberg & Company, P.A., an independent registered public accounting firm, as stated in their reports (which reports include an explanatory paragraph as to the Company’s ability to continue as a going concern). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1- 800-SEC-0330 for further information on the operation of its Public Reference Room. Information on our website is not incorporated into this prospectus and is not a part of this prospectus.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement and the accompanying prospectus. Any statement in a document we incorporate by reference into this prospectus supplement or the accompanying prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus supplement or any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus supplement or the accompanying prospectus, as applicable, except as modified or superseded.

We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

·	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

·	our Current Reports on Forms 8-K and 8-K/A filed with the SEC on January 9, 2012, January 10, 2012, January 20, 2012, February 6, 2012, March 6, 2012, March 19, 2012, March 22, 2012 and April 5, 2012; and

·	the description of our common stock as described in our Registration Statement on Form 8-A filed under the Exchange Act on March 7, 2008 (File No. 000-53127), and any amendment or report filed for the purpose of updating any such description.

We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K).

Statements made in this prospectus supplement or the accompanying prospectus or in any document incorporated by reference in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement but not delivered with the prospectus (other than exhibits to those documents unless such exhibits are specifically incorporated by reference as an exhibit in this prospectus supplement). Requests should be directed to:

Genesis Biopharma, Inc.

11500 Olympic Boulevard

Suite 400

Los Angeles, California 90064

Attention: Corporate Secretary

(866) 963-2220

S-21

PROSPECTUS

150,000,000 Shares

GENESIS BIOPHARMA, INC

Common Stock

Warrants

From time to time, we may offer up to 139,392,000 shares of our common stock and/or warrants to purchase such common stock in one or more offerings.xxx

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and any supplement as well as any documents incorporated by reference in this prospectus and any prospectus supplement carefully before you invest in any securities.  This prospectus may not be used to offer and sell securities unless accompanied by the applicable prospectus supplement for those securities.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods.  See “Plan of Distribution” in this prospectus.  We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement.  If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement.  The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

In addition, the selling stockholders identified in this prospectus or any of their pledges, donees, transferees or other successors-in-interest may offer to sell, upon exercise of warrants or Conversion of Notes, from time to time, in amounts, at prices and on terms determined at the time of the offering, up to 10,608,000 shares of our common stock under this prospectus.  These sales may occur through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 21 or by any applicable prospectus supplement.  We will not receive any proceeds from the sale of common stock by the selling stockholders, but we will incur expenses in connection with the sale of these shares.  We and the selling stockholders may offer securities at the same time or in separate transactions.

The aggregate market value of our common stock, par value $0.000041666 per sharer, held by non-affiliates, based upon the average of the bid and asked prices of the common stock of $1.59 on June 6, 2011, as reported on the Over the Counter Bulletin Board was $118,296,157.50 and the last price that our common stock was sold prior to filing of the Form S-3 was $1.40 on June 28, 2011 which is an aggregate market value of $104,160,138.68. For purposes of the foregoing, shares of common stock held by persons who hold more than 10% of our outstanding shares of common stock (or any holder of shares of common stock in excess of 5% who has not affirmatively disclaimed affiliate status) and shares held by our officers and directors (or those who were formally officers and directors within ninety (90) days) have been excluded because such persons may be deemed to be affiliates.

Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “GNBP.OB”

Investing in any of our securities involves risk.  Please read carefully the section entitled “RISK FACTORS” on page 10 , for information you should consider before buying these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is   December 16, 2011.

Prospective investors may rely only on the information contained in this prospectus.  We have not authorized anyone to provide prospective investors with different or additional information.  This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.  The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the SEC.  By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings.  We may use this prospectus to offer and sell up to a total of 139,392,000 shares of our common stock.  This prospectus provides you only with a general description of the securities we may offer.  Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities offered.  The supplement may also add, update or change information contained in this prospectus.  Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Incorporation of Certain Documents by Reference” found on page 28.

The selling stockholders also may use the shelf registration statement to sell an aggregate of 10,608,000 shares of our common stock from time to time in the public market.  We will not receive any proceeds from the sale of common stock by the selling stockholders.  The selling stockholders will deliver a supplement with this prospectus, if required, to update the information contained in this prospectus.  The selling stockholder may sell its shares of common stock through any means described in the section entitled “Plan of Distribution” or in any accompanying prospectus supplement.  As used herein, the term “selling stockholders” include the selling stockholders and their pledges, donees, transferees or other successors-in-interest.

You should rely only on the information contained herein or incorporated by reference in this prospectus and the supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated herein by reference, is accurate as of the date on the front cover of this prospectus only.  Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus may not be used to offer and sell securities unless it is accompanied by a supplement that more fully describes the securities being offered and the terms of the offering.

FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements which are not historical facts but are the intent, belief, or current expectations of our business and industry.  We make statements in this prospectus, including statements that are incorporated by reference, that are forward-looking.  When used in this prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “could,” “should,” “may,” “plan,” “seek,” “expect,” “believe,” “intend,” “target,” “project” and similar expressions are intended to identify forward-looking statements.  They also include statements regarding:

•	our future growth and profitability;
•	our competitive strengths; and
•	our business strategy and the trends we anticipate in the industries and economies in which we operate.

These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions.  These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  Important factors that could cause actual results to differ materially from those in forward-looking statements include:

•	economic downturns, reduced capital expenditures, consolidation and technological and regulatory changes in our industry;
•	the highly competitive nature of our industry;
•	our ability to attract and retain qualified managers and skilled employees;
•	the outcome of our plans for future operations and growth; and

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•	the other factors referenced in this prospectus, including, without limitation, under “Risk Factors.”

 We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations.  Furthermore, forward-looking statements speak only as of the date they are made.  If any of these risks or uncertainties materialize, or if any of our underlying assumptions are incorrect, our actual results may differ significantly from the results that we express in or imply by any of our forward-looking statements.  These and other risks are detailed in this prospectus, in any supplements to this prospectus, in the documents that we incorporate by reference into this prospectus and in other documents that we file with the SEC.  We do not undertake any obligation to publicly update or revise these forward-looking statements after the date of this prospectus to reflect future events or circumstances.  We qualify any and all of our forward-looking statements by these cautionary factors.

ABOUT GENESIS BIOPHARMA, INC.

This summary highlights selected information and does not contain all the information that is important to you.  You should carefully read this prospectus, any applicable prospectus supplement and the documents we have referred you to in “Incorporation of Certain Documents by Reference” on page 28 of this prospectus for information about us and our financial statements.

Except where the context otherwise requires, the terms “we,” “us,” “our” or “Genesis” refer to Genesis Biopharma, Inc.

Our Business - History and Organizational Matters

Genesis Biopharma, Inc. (formerly named Freight Management Corp.) was incorporated in the State of Nevada on September 17, 2007 to engage in the development of an internet-based, intelligent online system for business owners, freight forwarders, and business people in the shipping/freight industry and export/import industry who require assistance with their freight and shipping related inquiries.  We never engaged in the online freight business, and were an inactive company until March 15, 2010. We owned all of the issued and outstanding shares of Genesis Biopharma, Inc., a Nevada corporation (the “Subsidiary”).  On March 15, 2010, the Subsidiary merged with and into Genesis (the “Consolidation”), with Genesis as the surviving corporation.  Genesis and Subsidiary filed Articles of Merger on March 15, 2010 with the Secretary of State of Nevada, along with the Agreement and Plan of Merger entered into by the two parties effective as of March 15, 2010 (the “Merger Agreement”).  The Merger Agreement and the Articles of Merger amended the Company’s Articles of Incorporation, and changed the Company’s name to “Genesis Biopharma, Inc.”

Effective March 15, 2010, prior to the Consolidation, we and our Subsidiary entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Hamilton Atlantic, a Cayman Islands company (“Hamilton”), whereby Hamilton sold, and Subsidiary acquired, all of Hamilton’s rights, title and interest to certain assets, including certain patents, patent applications, materials and know-how, related to the development and commercialization of biotechnology drugs, primarily anti-CD55+therapeutic antibody for the treatment of cancer.  As a result of the Consolidation, Genesis acquired all of the assets and contractual rights, and assumed all of the liabilities, of Subsidiary, including all of the assets acquired pursuant to the Purchase Agreement. On March 15, 2010, after the effectiveness of the Consolidation, we entered into a Patent and Know How License (the “License Agreement”) with Cancer Research Technology Limited, a company registered in England and Wales (“CRT”).  Pursuant to the License Agreement, we were granted an exclusive, worldwide right and license in certain intellectual property related to a proprietary, therapeutic use of anti-CD55+ antibodies, including rights to patents and patent applications related thereto, to research, develop, use, make, distribute, and sell products utilizing the licensed intellectual property. The License Agreement expires on the later to occur of the expiration of the relevant licensed patent in the relevant country, or ten (10) years after the date that the first therapeutic product was placed on the market in such country.  In consideration for the license, we paid CRT 30,000 pounds sterling on the effective date of the License Agreement, and agreed to pay CRT additional royalties based on the achievement of certain milestones, including the consummation of financing by us and other milestones relating to the commencement of Phase III clinical studies, the filing of new drug applications, and the grant of marketing approval related to the licensed products. As a result of the acquisition of the assets related to the Anti-CD55+ Antibody Program and the License Agreement, we abandoned our plan to engage in the internet-based, freight forwarders’ shipping/freight business, and commenced operations as a biopharmaceutical company engaged in the development and commercialization of therapeutics for the treatment of cancer.

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 We have not generated any revenues to date and have incurred operating losses since our inception.  We sustained operating losses of $17,342,514 for the nine month period ended September 30, 2011 and operating losses of $815,413 in our fiscal year ended December 31, 2010 and $15,772 in our fiscal year ended December 31, 2009. Additionally our auditor has expressed substantial doubt regarding our ability to continue as a going concern. We do not anticipate that we will generate any revenues until, and if, we receive approval from the FDA and other regulatory authorities for our product candidates allowing us to sell our drugs.  Our current cash on hand as of December 2, 2011 is approximately $2,400,000 and our current monthly overhead expenses are approximately $100,000 and should increase to approximately $150,000 as we continue to ramp up our operations.  In addition to our current monthly expenses, we are required to pay approximately $1,200,000 in upfront licensing fees and expense reimbursements on or about December 5, 2011 pursuant to the terms of the Patent License Agreement (the “License Agreement”) with the National Institutes of Health (“NIH”).  We are also required to pay a reservation fee of $500,000 payable in the form of the two equal payments with the final payment to be made on or before December 12, 2011, pursuant to a letter of intent we entered into with Lonza Walkersville Inc. effective November 4, 2011.  Additionally, we are required to make the third of four quarterly payments of $250,000 on or about February 5, 2012 toward our annual Cooperative Research and Development Agreement (“CRADA”) payment obligation of $1,000,000 to the National Institutes of Health and the National Cancer Institute. Further, effective July 27, 2011 we issued $5 million of our seven (7%) percent senior convertible notes (the “Notes”) to accredited investors.  The Notes mature December 19, 2011 and are convertible per the terms of the Notes into shares of our common stock at the option of the holder at a conversion price of $1.25.  As such, in the event that holders of the Notes do not convert their Notes or agree to extend the maturity date and we are required to satisfy the Notes, we will not have sufficient funds on hand and will be required to raise additional cash to satisfy the Notes. If required to raise funds to satisfy the Notes, there can be no assurances we will be able to raise the funds or if we raise the funds, that same will be on terms satisfactory to us and our shareholders. Provided we are not required to satisfy the Notes by way of cash payments, we expect to be able to fund our current operations with current cash on hand until the middle of March 2012. For the foreseeable future we anticipate we will have to fund all of our operations including our obligations under the CRADA and License Agreement from new and existing investors, licensing fees and grants, if any. If we are unable to obtain sufficient capital on a timely basis, the development of our current or any future product candidates will likely be delayed and we could be forced to reduce the scope of research and development projects or otherwise limit or terminate our operations.

Business Overview and Strategy – Plan of Operations

We plan to develop and commercialize adoptive cell therapy using autologous tumor infiltrating lymphocytes for the treatment of Stage IV metastatic melanoma and other cancers.  Our lead product candidate, Cōntego™, is an adoptive cell therapy using autologous tumor infiltrating lymphocytes for the treatment of certain cancers. There is no guarantee that Cōntego will prove to be a successful therapy product.

Adoptive cell therapy is a passive immunotherapy in which autologous tumor infiltrating lymphocytes possessing anti-tumor cytotoxic killing capability are isolated from a cancer patient’s tumor, expanded ex vivo to great numbers, and following a patient preparative nonmyeloablative chemotherapeutic regimen, infused into the patient in concert with administration of high dose IL-2 therapy to kill their cancer.  Adoptive cell therapy using autologous tumor infiltrating lymphocytes has proven itself as one of the most effective therapies for the treatment of Stage IV metastatic melanoma.  Objective response rates of 50% or more have been reported in advanced Stage IV melanoma patients who have undergone treatment.  Adoptive cell therapy using autologous tumor infiltrating lymphocytes for the treatment of Stage IV metastatic melanoma is currently administered as a physician-sponsored investigational therapy at the National Cancer Institute, MD Anderson Cancer Center, and the H. Lee Moffitt Cancer Research Center.

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Cooperative Research and Development Agreement

Effective August 5, 2011, Genesis signed a CRADA with the National Institutes of Health and the National Cancer Institute (“NCI”).  Under the terms of the five-year CRADA, Genesis will work with Steven A. Rosenberg, M.D., Ph.D., chief of NCI’s Surgery Branch, to develop adoptive cell immunotherapies that are designed to destroy metastatic melanoma cells using a patient’s tumor infiltrating lymphocytes.

The CRADA is intended to: (i) support the in vitro development of improved methods for the generation and selection of autologous tumor infiltrating lymphocytes with anti-tumor reactivity from patients with metastatic melanoma, (ii) help develop approaches for large-scale production of autologous tumor infiltrating lymphocytes that are in accord with Good Manufacturing Practice (“GMP”) procedures suitable for use in treating patients with metastatic melanoma, and (iii) conduct clinical trials using these improved methods of generating autologous tumor infiltrating lymphocytes as well as improved adoptive cell therapy patient preparative regimens for the treatment of metastatic melanoma. GMP are practices and the systems required by the Food and Drug Administration (“FDA”) to be adopted in pharmaceutical manufacturing, quality control, as well as quality system covering the manufacture and testing of pharmaceuticals or drugs.  Failure to comply with FDA-mandated GMP will result in FDA (i) denying licensure of a new drug, or (ii) for a currently marketed drug, causing the removal from interstate commerce.  There are also significant monetary fines which can be levied by FDA as well as numerous civil penalties and criminal charges which can be brought against a company and its board of directors, executive officers and employees.

Both Genesis and the NCI may provide personnel, services, facilities, equipment or other resources under the agreement.  Under the terms of the CRADA, Genesis will have an exclusive option to negotiate an exclusive license to any new inventions developed jointly or independently by NCI scientists during the course of the research project.  A CRADA is the only mechanism the National Institutes of Health has to promise exclusive intellectual property rights in advance to a collaborator.

Genesis will provide funds in the amount of $1,000,000 per year of the CRADA for Dr. Rosenberg to use to acquire technical, statistical, and administrative support for the research activities, as well as to pay for supplies and travel expenses.  Genesis will provide funds in the amount of $250,000 on a quarterly basis.  The first quarterly installment of $250,000 was due and paid within thirty (30) days of the Effective Date of the CRADA.  Each subsequent installment will be due within thirty (30) days of each quarterly anniversary of the Effective Date.  Genesis also agreed that Dr. Rosenberg can allocate the funding between the various categories in support of the CRADA research as he sees fit.

License Agreement and Intellectual Property

Effective October 5, 2011, we entered into a License Agreement with the NIH, an agency of the United States Public Health Service within the Department of Health and Human Services.  Pursuant to the License Agreement, NIH granted to us a non-exclusive worldwide right and license to develop and manufacture certain proprietary adoptive cell therapy using autologous tumor infiltrating lymphocytes for the treatment of metastatic melanoma, ovarian cancer, breast cancer, and colorectal cancer.  The intellectual property subject to the License Agreement is covered by 43 patents and patent applications, consisting of nine issued United States patents, 13 pending patent applications in the United States, and 21 foreign patents and patent applications as counterparts of U.S. patents/patent applications.  We also has have limited rights to sublicense the intellectual property subject to the License Agreement.  The License Agreement will expire on a product-by-product basis upon the expiration of the subject patent rights.  These technologies were also the subject of the CRADA.

We have the right to terminate the License Agreement in any country on 60 days notice, and NIH may terminate the agreement if we are is in material breach, and the breach is not cured within a specified cure period, upon certain bankruptcy and insolvency events, or if we fails to comply with or achieve certain development timelines as set forth in the License Agreement.

In consideration for the rights granted pursuant to the License Agreement, we agreed to pay an estimated $1,200,000 of upfront licensing fees and expense reimbursements within 60 days of the effectiveness of the License Agreement.  In addition we will be required to pay a 6% royalty on net yearly sales for all products sold which are covered by the License Agreement. We will also be required to make smaller minimum annual royalty payments, which minimum royalties will be credited against any earned royalties due for sales in that year.

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In addition, we will have to lump sum benchmark milestone payments on the achievement of certain clinical and regulatory milestones for each of the various indications.  We initially intend to focus on the development of licensed products in the metastatic melanoma field of use.  If we achieve all benchmarks for metastatic melanoma, up to and including the product’s first commercial sale in the United States, the total amount of such benchmark payments will be $6,050,000.  If we achieve all benchmarks for all four licensed indications, the aggregate amount of benchmark payments that we will have to make to NIH will be $36,300,000.

LONZA Agreement

On July 25, 2011, we entered into a process development and scale-up consulting agreement relating to the manufacture of Cōntego with LONZA Corporation (“Lonza”) (the “Lonza Agreement”).  Under the terms of the Lonza Agreement, we and Lonza will work with Dr. Rosenberg and his colleagues at the NCI to transfer to us the NCI’s standard operating procedures (“SOPs”) used to manufacture their physician-sponsored investigational adoptive cell therapy using tumor infiltrating lymphocytes for the treatment of Stage IV metastatic melanoma.  Once transfer of said SOPs is completed, we and Lonza anticipate entering into a manufacturing services agreement relating to the manufacture of Cōntego for clinical trials and for post approval sales. There can be no assurances that we will enter into a manufacturing services agreement or that the terms of said agreement will be satisfactory.

Letter of Intent with Lonza Walkersville, Inc.

Effective as of November 4, 2011 we entered into a Letter of Intent with Lonza Walkersville, Inc. (the “LOI”) whereby Lonza Walkersville will provide certain process development services as well as to investigate the development and manufacture of Contego™, the Company’s autologous cell therapy using tumorinfiltrating lymphocytes for the treatment of Stage IV metastatic melanoma and to explore the manufacture of Contego™ for clinical trials to be performed by the Company.  Pursuant to the terms of the LOI, the Company has agreed to pay a reservation fee to Lonza Walkersville of $500,000 which is payable in the form of two equal payments with the final payment to be made on or before December 12, 2012.  The reservation fee payable to Lonza Walkersville is non-refundable except in the event that Lonza Walkersville terminates the LOI.  The parties to the LOI have further agreed to enter into good faith negotiations regarding Lonza providing the Company long-term development and manufacturing services under an agreement to be entered into on or prior to January 13, 2012 which date can be extended to February 13, 2012 (the “Outside Date”). If the parties enter into a definitive agreement on or before the Outside Date, the portion of the reservation fee that has not been applied for services provided by Lonza Walkersville under the LOI will be credited toward costs and expenses to be charged to the Company under any agreement.  There can be no assurances that the Company and Lonza Walkersville will enter into a definitive agreement.

LONZA Corporation and Lonza Walkersville are both part of Lonza Group, a Swiss company and one of the world's leading suppliers to the pharmaceutical, healthcare and life science industries."

Cancer Research Technology Limited License Agreement

The early results of testing conducted by Nottingham University as part of the CD55+ Antibody Program failed to meet the anticipated clinical development endpoints.  Accordingly, on October 5, 2011, we decided to terminate our efforts to develop anti-CD55+ antibodies for the treatment of cancer.  As a result, we are terminating our exclusive license agreement with CRT, and will return all rights thereunder to certain patents and patent applications to CRT and will focus our efforts on Cōntego™.

Product Pipeline

We are advancing our lead product candidate, Cōntego™, an adoptive cell therapy using autologous tumor infiltrating lymphocytes for the treatment of Stage IV metastatic melanoma.   We also are seeking to advance Cōntego for the treatment of breast, ovarian and colorectal cancers.

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Status of Genesis Biopharma Product Pipeline

Market Opportunity

We are initially positioning Cōntego for the treatment of Stage IV metastatic melanoma, ovarian, breast and colorectal cancers.

Worldwide Number of Certain Cancer Cases

Cancer Type	Annual Number of New Cases (USA)	Annual Number of Deaths (USA)

Melanoma	70,230	8,790

Ovarian Cancer	21,990	15,460

Breast Cancer	230,480	39,520

Colorectal Cancer	101,340	49,380
Source: American Cancer Society, Surveillance Research 2011.

We estimate a total available annual market in the United States of America of approximately 6,500 Stage IV metastatic melanoma patients as candidates for Cōntego.  Genesis believes the global number of Stage IV metastatic melanoma patients suitable for such treatment is approximately twice the number of patients in the US.

Competition

We are not aware of any direct competitors as Cōntego is a therapy that is used to treat stage IV cancer patients after all other recognized therapies have failed.  There can be no assurances that in the future new therapies may be developed that are more effective both as to efficacy and cost than Cōntego or that Cōntego will be a successful therapy.

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Scientific & Medical Advisory Board

To assist with its development and commercialization of Cōntego we have recruited a team of scientists and clinicians experienced with the development and u se of adoptive cell therapy using autologous tumor infiltrating lymphocytes for the treatment of cancer.  All members of our Scientific & Medical Advisory Board receive monthly compensation of $5,000 except for Dr. Laszlo Radvanyi who receives monthly compensation in the sum of $2,395 and Dr. Rosenberg who receives no compensation. Our Scientific & Medical Advisory Board advises regarding our scientific and regulatory strategy.  The members include:

Steven A. Rosenberg , M.D., Ph.D., National Cancer Institute.  Dr. Rosenberg is Chief of the Surgery Branch at the National Cancer Institute and also is Professor of Surgery at the Uniformed Services University of Health Sciences and at the George Washington University School of Medicine and Health Sciences, both in Washington D.C.  A leading authority on immunology and cancer, Dr. Rosenberg pioneered adoptive cell therapy using autologous tumor infiltrating lymphocytes (TILs) to successfully treat patients with metastatic melanoma. Dr. Rosenberg has pioneered the development of immunotherapy that has resulted in the first effective immunotherapies for selected patients with advanced cancer. He has also pioneered the development of gene therapy, and was first to successfully insert foreign genes into humans and to conduct clinical studies of the gene therapy of cancer.  Dr. Rosenberg joined our Scientific Advisory Board on November 17, 2011.

Cassian Yee, M.D., Fred Hutchinson Cancer Research Center.  Dr. Yee is on the cutting edge adoptive immunotherapy which is one of many unexpected breakthroughs to emerge from the bone-marrow transplantation treatments pioneered by the Hutchinson Center’s Dr. E. Donnall Thomas to cure leukemia and other blood cancers. By extracting rare cancer-fighting T-cells from the blood, multiplying them in the lab, and transplanting them back into the body, Dr. Yee and his colleagues are using adoptive immunotherapy to harness the power of the immune system to seek and destroy solid tumor cells.  His research was among the first to show that adoptive T-cell therapy holds great promise for treating melanoma, a potentially fatal form of skin cancer. In recognition of the potential for his research, Dr. Yee received a prestigious five-year grant from the Burroughs Wellcome Fund in 2006 to refine the therapy and improve its tumor-fighting ability.

Mario Sznol, M.D., Yale University School of Medicine.  Dr. Mario Sznol, associate professor of medicine and vice-chief of the Section of Medical Oncology, is helping to direct the academic and clinical research activities of the section. Dr. Sznol, formerly with the National Cancer Institute, has an international reputation in cancer drug development. He currently cares for patients with melanoma and serves as head of the melanoma disease unit. In addition, he chairs the Yale Cancer Center’s Protocol Review Committee and is a member of the Yale Human Investigations Committee.  Dr. Sznol’s expertise and experience is in cancer immunotherapy, drug development for cancer, and treatment of patients with melanoma and renal cell carcinoma.  Dr. Sznol is working to establish a strong multidisciplinary clinical research program for patients with melanoma by expanding the opportunities for clinical trials at the Yale Cancer Center, particularly those focusing on immunotherapy and novel agents.  Dr. Sznol received his BA from Rice University, and his MD from the Baylor College of Medicine.

James Mulé, Ph.D. H. Lee Moffitt Cancer Center & Research Institute.  Dr. James J. Mulé is Executive Vice President, Associate Center Director for Translational Research, the Michael McGillicuddy Endowed Chair for Melanoma Research and Treatment, and the Director of Cell-Based Therapies at H. Lee Moffitt Cancer Center & Research Institute.  Dr. Mulé received his formal training at the Fred Hutchinson Cancer Research Center in Seattle, and at the Surgery Branch, Division of Cancer Treatment, National Cancer Institute, NIH, Bethesda, Md. He then moved to Palo Alto, Calif., where he was involved in the birth of two startup companies while an adjunct faculty member in the Department of Surgery, Stanford University. He moved to Ann Arbor, Mich., as the Director of the Tumor Immunology and Immunotherapy Clinical Research Program at the University of Michigan Comprehensive Cancer Center. He was also the Maude T. Lane Endowed Professor of Surgery, Department of Surgery and held the appointment of Professor in the Department of Internal Medicine.  Dr. Mulé is recognized for his translational research studies in cancer immunotherapy. His research group is involved in vaccine strategies and other approaches to stimulate the immune system to recognize and destroy tumors. Dr. Mulé serves on the advisory boards of seven NCI-designated Cancer Centers and was a member of the NCI’s Board of Scientific and Clinical Counselors. Dr. Mulé has published nearly 200 articles in the areas of cancer vaccines and cancer immunotherapy. He was honored as the 25th Meadow Brook Lecturer in Medicine and Surgery.

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Jeffrey Weber, M.D., Ph.D., H. Lee Moffitt Cancer Center & Research Institute.  Dr. Weber is the director of the Donald A. Adam Comprehensive Melanoma Research Center at Moffitt Cancer Center, with the charge of bringing together basic scientists, clinical and translational investigators, and prevention/epidemiology scientists in an integrated overall melanoma research effort that rapidly brings new drugs and ideas to the clinic.  Dr. Weber has an extensive history of conducting translational and investigator-initiated clinical trials.  Dr. Weber is also a professor of Oncology and Medicine at the University of South Florida College of Medicine.  Dr. Weber received his doctorate in Molecular Cell Biology from Rockefeller University.  He received his medical degree from New York University Medical Center. He then completed an internship and residency in Medicine at the University of California.  Dr. Weber also trained at the National Cancer Institute.  Dr. Weber’s clinical interests are in the immunotherapy of melanoma and other malignancies, with a focus on vaccines, adoptive immunotherapy, dendritic cell therapy and the use of immune modulating antibodies.

Patrick Hwu, M.D., MD Anderson Cancer Center.  Dr. Patrick Hwu is considered one of the leading tumor immunologists in the country, and a primary force in the development of novel vaccine and adoptive T-cell therapies.  His laboratory and clinical work have led to insights and advances in the understanding of the interactions between tumors and the immune system, and the development of cellular immunotherapies. He was recruited to be the first Chairman of the Department of Melanoma Medical Oncology in 2003.  Since that time, he has also served as Associate Director of the Center for Cancer Immunology Research and is the current Chair of MD Anderson Cancer Center’s Promotion and Tenure Committee.  Dr. Hwu’s laboratory is significantly funded by the National Cancer Institutes.  Dr. Hwu is the principal investigator on three RO1 translational immunotherapy grants, as well as a P01 comprehensive program grant that is investigating the use of plasmacytoid dendritic cells to enhance immunotherapy.  Dr. Hwu is a member of the editorial board of the Journal of Immunotherapy.  He has published more than 90 peer-reviewed articles.  Dr. Hwu is the recipient of numerous awards such as the George and Barbara Bush Endowment for Innovative Cancer Research in 2004, the Robert R. Herring Professorship in Clinical Research 2004 – 2007, the Moshe Talpaz Endowed Chair in Immunology from 2007 to present, and the Division of Cancer Medicine Hematology/Oncology Fellowship Program Mentor of the Year for FY2009.

Laszlo Radvanyi, Ph.D., MD Anderson Cancer Center.  Dr. Radvanyi received his Ph.D. in clinical biochemistry from the University of Toronto.  His main research area is tumor immunology studying immune regulation in cancer and identifying new antigens as targets for anti-cancer T-cell therapy.  After completing postdoctoral work in Toronto and at Harvard University in Boston at the Joslin Diabetes Center, Dr. Radvanyi joined the Immunology Group at Sanofi-Pasteur in Toronto in 2000 as a Senior Scientist.  There he helped lead an antigen discovery program that led to the discovery of a group of over-expressed breast cancer-specific genes that are candidates for antigen-specific vaccines against breast cancer. In 2005, Dr. Radvanyi joined the faculty of the University of Texas, M.D. Anderson Cancer Center as an Associate Professor.  He has a dual appointment in the Departments of Breast Medical Oncology and Melanoma Medical Oncology.

David DiGiusto, Ph.D., City of Hope.  Dr. DiGiusto cell biologist and immunologist, Dr. David DiGiusto has over 17 years experience developing cellular therapeutics for cancer and infectious disease.  At the City of Hope, Dr. DiGiusto has been instrumental in the development of the GMP manufacturing and Cellular Therapeutics programs.  He serves in a number of positions with City of Hope, including: Director, Analytical Cytometry Core Facility; Professor, Cancer Immunotherapeutics & Tumor Immunology; Director, Cellular Process Development & Manufacturing; Associate Member, Cancer Immunotherapeutics Program, Comprehensive Cancer Center; and, Associate Member, Hematologic Malignancies Program, Comprehensive Cancer Center.

Daniel Powell, Ph.D., University of Pennsylvania School of Medicine.  Dr. Powell holds the following positions at the University of Pennsylvania School of Medicine: Research Assistant Professor of Pathology and Laboratory Medicine; Assistant Director, Clinical Cell and Vaccine Production Facility; Director, Cellular Therapy Tissue Facility; and, Department: Pathology and Laboratory Medicine.  Dr. Powell’s research centers on the generation and isolation of high avidity, tumor-reactive T cells for use in adoptive immunotherapy.  In this effort, he explores the use of novel cancer vaccines, the isolation of naturally occurring tumor-reactive T cells from tumor explants and the de novo generation of tumor-reactive T cells through novel, sophisticated genetic engineering methods.  Dr. Powell is also exploring:

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·	Active expansion and characterization of Tumor Infiltrating Lymphocytes (TIL) for use in adoptive cell transfer approaches.
·	The use of lentiviral vectors to convey high avidity tumor antigen recognition to non-reactive T cells via genetic transfer of tumor-reactive T cell receptors or antibody-based chimeric immune receptors.
·	Development of novel cancer vaccine approaches through genetic engineering of cancer cells and pulsing of dendritic cells with autologous tumor lysate, designed to potentiate adoptive immunotherapy.
·	Preclinical validations; clinical translation and trial support.
·	Biospecimen Processing and Procurement; viable tumor banking.

Key Consultants

We have also assembled a team of consultants who are currently compensated on a per diem basis for their time and who will provide services in cell therapy bioprocess engineering, clinical trial design, biostatistics, regulatory affairs and FDA compliance relating to Cōntego.  The consultants we have assembled include:

Karin M. Abitorabi is an independent cell therapy bioprocess engineering consultant.  Ms. Abitorabi most recently was Senior Scientist, Process Development at Progenitor Cell Therapy, a client services-based cell therapy support company. She previously served as an R&D scientist with work ranging from discovery research to developing therapeutic drugs at a number of top-tier pharmaceutical and biotechnology companies including Schering Plough, Cell Genesis and Systemax (a Novartis company).  She holds an M.S. degree (Diplom) in immunology and microbiology from the University of Konstanz in Germany, and completed her thesis work in the Department of Molecular and Cell Biology at University of California Berkeley.  Ms. Abitorabi is the author of and has contributed to numerous scientific and clinical publications and presentations.

Brent A. Blumenstein, Ph.D. is a Principal Consultant at Trial Architecture (TriArk) Consulting, where he advises clients on trial architecture and biostatistics.  Dr. Blumenstein has held academic positions at Emory University, Duke University, University of Washington, Fred Hutchinson Cancer Research Center and Northwestern University, having taught numerous courses on clinical trial methodology and management, biostatistics and multivariate analysis, among others.  Dr. Blumenstein also has advised numerous companies including Dendreon Corporation on the design of clinical trials.  He has been a consultant to leading cancer centers including, St. Jude Children's Research Hospital, City of Hope, Massachusetts General Hospital, Pittsburg Cancer Institute and The Cleveland Clinic.  He is widely published and has participated as a reviewer for many prestigious journals.  He holds a B.S. in Chemistry and a Ph.D. in Biometry from Emory University.

Lizabeth J. Cardwell, MT (ASP), MBA, RACE is an independent Quality Assurance and Regulatory Compliance consultant.  Ms. Cardwell has more than 25 years of experience in camps, GAP and QTR. management at biotechnology and cell therapy companies.  Prior to forming her consultancy, she served as Director, Quality Assurance and Regulatory Affairs at Excite Therapies.  Previous to that, Ms. Cardwell was Vice President-Quality Assurance and Quality Control at Dendron Corporation.  She also was Manager, Biological Manufacturing for Genetic Systems/Sanofi.  Ms. Cardwell holds an MBA in Quality Management from City University in Seattle, a Medical Technology Certification from Children’s Orthopedic Hospital in Seattle and a Bachelor of Science in Biology from Pacific Lutheran University in Tacoma, Wash.

Carol A. Golf, Ph.D. is Principal of Carol A. Golf & Associates, a regulatory affairs, quality assurance and compliance, product development and pharmacokinetics consultancy.  Previously, Dr. Golf was Vice President, Chief Regulatory Officer at Immunogenic.  She also was with AL kermes, rising from Director of Product Development to Vice President, Regulatory Affairs.  At Triton Biosciences she held roles from Research Scientist to Manager, Toxicology/Pharmacokinetics.  Since 1997 Dr. Golf has been an Adjunct Professor at Boston University, where she teaches graduate and undergraduate courses in regulatory affairs and compliance issues, covering drugs, biologics and devices.  Dr. Golf holds a B.S. in Pharmacy from SUNY at Buffalo and she received a Ph.D. in Pharmaceutical Chemistry from the University of California San Francisco.

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Company Information

Our principal executive offices are located at 11500 Olympic Boulevard, Suite 400, Los Angeles, California 90064, and our telephone number is (866) 963-2220. You may also contact us or obtain additional information through our internet website at: www.genesis-biopharma.com .  Information contained on our website is not incorporated into this prospectus and is not a part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our company. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed below and under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as revised or supplemented by our most recent quarterly report on Form 10-Q, each of which are on file with the SEC and are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

Risks Related To Our Business

We are a development-stage biopharmaceutical company subject to all of the risks and uncertainties of a new business, including the risk that we may never market any products or generate revenues.

We are a development stage biopharmaceutical company.  We have not conducted any significant operations to date or received any operating revenues.  Potential investors should be aware of the problems, delays, expenses and difficulties encountered by an enterprise in our stage of development, many of which may be beyond our control.  These include, but are not limited to, problems relating to product development, testing, regulatory compliance, manufacturing, marketing, costs and expenses that may exceed current estimates and competition.  No assurance can be given that any future technologies or products will be successfully developed, commercialized and accepted by the marketplace or that sufficient revenues will be realized to support operations or future research and development programs and if our development efforts are unsuccessful the value of our common stock could decrease and you could lose your entire investment.

 We currently have no revenues, a limited amount of cash available, and will need to raise substantial additional capital to operate our business, without which we will have to curtail or cease operations.

We do not expect to generate any revenues until, and if, we receive approval from the FDA and other regulatory authorities for our product candidates allowing us to sell our drugs.  Our current cash on hand as of December 2, 2011 is approximately $2,400,000 and our current monthly overhead expenses are approximately $100,000 and should increase to approximately $150,000 as we continue to ramp up our operations.  In addition to our current monthly expenses, we are required to pay approximately $1,200,000 in upfront licensing fees and expense reimbursements on or about December 5, 2011 pursuant to the terms of the Patent License Agreement with the National Institutes of Health (“License Agreement”). We are also required to pay a reservation fee of $500,000 payable in the form of two equal payments with our final payment to be made on or before December 12, 2011, pursuant to a letter of intent we entered into with Lonza Walkersville, Inc. effective November 4, 2011.  Additionally, we are required to make the third of four quarterly payments of $250,000 on or about February 5, 2012 toward our annual $1,000,000 obligation under the Cooperative Research and Development Agreement (“CRADA”) we previously entered into with the National Institutes of Health and the National Cancer Institute. Further, effective July 27, 2011 we issued $5 million of our seven (7%) percent senior convertible notes (the “Notes”) to accredited investors.  The Notes mature December 19, 2011 and are convertible per the terms of the Notes into shares of our common stock at the option of the holder at a conversion price of $1.25.  As such, in the event that holders of the Notes do not elect to convert the Notes or agree to extend the maturity date and we are required to satisfy the Notes, we will not have sufficient funds on hand and will be required to raise additional cash to satisfy the Notes.  Provided we are not required to satisfy the Notes by way of cash payments, we expect to be able to fund our current operations with current cash on hand until the middle of March 2012. For the foreseeable future we anticipate we will have to fund all of our operations including our obligations under the CRADA and License Agreement from new and existing investors, licensing fees and grants, if any. If we are unable to obtain sufficient capital on a timely basis, the development of our current or any future product candidates will likely be delayed and we could be forced to reduce the scope of research and development projects or otherwise limit or terminate our operations.

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We are not currently profitable and may never become profitable, which could reduce the value of your investment.

We have not generated any revenues and have incurred operating losses since our inception.  We expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability.  Even if we succeed in developing and commercializing one or more of our product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable.  We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future as we:

•	continue to undertake pre-clinical development and clinical trials for our product candidates;
•	seek regulatory approvals for our product candidates;
•	in-license or otherwise acquire additional products or product candidates;
•	add internal systems and infrastructure; and
•	hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures.  As a result, we will need to generate significant revenues in order to achieve and maintain profitability.  We may not be able to generate these revenues or achieve profitability in the future.  Our failure to achieve or maintain profitability could negatively impact the value of our common stock.

Our auditor has expressed substantial doubt as to our ability to continue as a going concern.

As we are a development stage biopharmaceutical company and have not generated revenues from operations to date and are dependent upon future financing. Our auditor has expressed substantial doubt as to our ability to continue as a going concern.

As of September 30, 2011, we had an accumulated deficit of $ 17,342,514. There can be no assurance that we will be successful in achieving sufficient cash flow from operations in the near future and there can be no assurance that we will either achieve or maintain profitability in the future. As a result, there is substantial doubt regarding our ability to continue as a going concern. We will require additional financing to fund our continuing operations. Our ability to continue as a going concern is dependent on obtaining additional financing and achieving and maintaining a profitable level of operations through obtaining approval of our product candidates from the FDA and other regulatory authorities. The outcome of these matters cannot be predicted at this time, and we can provide no assurance that we will be able to raise additional funds or that any of our product candidates will ever receive approval.

Even if we are able to raise additional cash or obtain financing through the public or private sale of debt or equity securities, funding from joint-venture or strategic partners, debt financing or short-term loans, the terms of such transactions may be unduly expensive or burdensome to us or disadvantageous to our existing stockholders. Additionally, if any of our product candidates ever receive regulatory approval, there can be no assurances that our product candidates will be commercially accepted or generate sustainable amounts of revenue.

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Because of inherent limitations, our internal control over financial reporting for the fiscal year ended December 31, 2010 may not have prevented or detected misstatements.

As of December 31, 2010 our management assessed the effectiveness of our internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and SEC guidance on conducting such assessments. Based on that evaluation, they concluded that, the internal controls and procedures in effect for our fiscal year ended December 31, 2010 were not effective to detect the inappropriate application of US GAAP rules. This was due to deficiencies that existed in the design or operation of our internal controls over financial reporting that adversely affected our internal controls and that may be considered to be material weaknesses. During the applicable period we did not have a functioning audit committee due to a lack of a majority of independent members, a lack of a majority of outside directors on our board of directors, resulting in ineffective oversight in the establishment and monitoring of required internal controls and procedures, and the lack of segregation of duties due to limited staff and significant reliance on outside consultants.  Management believed that the lack of a functioning audit committee, the lack of a majority of outside directors on our board of directors as of December 31, 2010, and the lack of segregation of duties resulted in ineffective oversight in the establishment and monitoring of required internal controls and procedures for the fiscal year ended December 31, 2010, which could result in a material misstatement in our financial statements in future periods.

Our limited operating experience could make our operations inefficient or ineffective, causing your investment to diminish in value.

We are a development-stage company and have not demonstrated our ability to perform the functions necessary for the successful commercialization of any of our product candidates.  The successful commercialization of our product candidates will require us to perform a variety of functions, including:

•	continuing to undertake pre-clinical development and clinical trials;
•	participating in regulatory approval processes;
•	formulating and manufacturing products; and
•	conducting sales and marketing activities.

Our management team has limited experience in performing these functions and may not perform them efficiently or effectively.

If we are unable to hire qualified personnel, we may not be able to implement our business plan and if we are unable to do so, the value of our common stock could be reduced.

We currently have two fulltime employees.  Attracting and retaining qualified personnel will be critical to our success. Our success is highly dependent on the hiring and retention of key personnel and scientific staff.  Certain of our current officers, directors, scientific advisors and/or consultants or certain of the officers, directors, scientific advisors and/or consultants hereafter appointed may from time to time serve as officers, directors, scientific advisors and/or consultants of other biopharmaceutical or biotechnology companies. Currently Dr. L. Stephen Coles who is a member of our board of directors serves on the Scientific Advisory Board of Oxis International Inc.  There can be no assurance that such other companies will not have interests in conflict with ours. The loss of key personnel or the failure to recruit necessary additional personnel does and will further impede the achievement of development objectives.  There is intense competition for qualified personnel in our area of activities, and there can be no assurance that we will be able to continue to attract and retain the qualified personnel necessary for the development of our business.

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We will need to outsource and rely on third parties for the clinical development and manufacture, sales and marketing of our current product candidates or any future product candidates, and our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We do not have the required financial and human resources to carry out on our own all the pre-clinical and clinical development for our product candidates or any other or future product candidates, and do not have the capability and resources to manufacture, market or sell our current product candidates or any future product candidates.  We rely, in substantial part, and for the foreseeable future will rely, on certain independent organizations, advisors and consultants to provide certain services, including substantially all aspects of regulatory approval, clinical management, manufacturing, marketing and sales.  There can be no assurance that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements.  If we are unable to retain the services of qualified personnel we may not be able to develop the products we intend to develop and the value of our common stock could be reduced.

We may not obtain the necessary U.S. or worldwide regulatory approvals to commercialize our product candidates, which could affect our ability to market our products and generate future revenues.

We will need FDA approval to commercialize our product candidates in the U.S. and approvals from the FDA equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval of any of our product candidates, we must submit to the FDA a New Drug Application, or NDA, demonstrating that the product candidate is safe for humans and effective for its intended use.  This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials.  Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing.  We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses.  The FDA has substantial discretion in the drug approval process and may require us to conduct additional preclinical and clinical testing or to perform post-marketing studies.  The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review.  Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our product candidates;
•	impose costly procedures on us; and
•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our (New Drug Applications) (“NDAs”).  We cannot be sure that we will ever obtain regulatory clearance for our product candidate.  Failure to obtain FDA approval of any of our product candidates will severely undermine our business by reducing our number of salable products and, therefore, corresponding product revenues.

In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize our drugs.  Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize our product candidate for sale outside the United States.

Our products use novel alternative technologies and therapeutic approaches, which have not been widely studied and if these technologies are ineffective we may never develop viable products and the value of our common stock could decrease.

Our product development efforts focus on novel alternative therapeutic approaches and new technologies that have not been widely studied.  These approaches and technologies may not be successful.  We are applying these approaches and technologies in our attempt to discover new treatments for conditions that are also the subject of research and development efforts of many other companies and if they are found to be ineffective the value of our common stock may decrease.

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If our competitors, including those who have greater resources and experience than we do, develop products or technologies that make ours obsolete or noncompetitive the value of our common stock could decrease.

Many companies are engaged in the pursuit of safe and effective therapeutics for cancer, infectious diseases, and other clinical indications of interest to the Company.  Our future success will depend on our ability to maintain a competitive position with respect to technological advances.  Technological developments by others may result in our products becoming obsolete.

Although we have no direct competitors, we are subject to significant competition from pharmaceutical and biotechnology companies, academic and research institutions, and government or other publicly-funded agencies that are pursuing the development of therapeutic products and technologies that are substantially similar to our proposed therapeutic products and technologies, or that otherwise address the indications we are pursuing.  Our most significant competitors include major biotechnology companies such as Genentech, Amgen, Genzyme, Gilead Sciences, and Biogen Idec, and major pharmaceutical companies such as Merck, Pfizer, Sanofi-Aventis, Novartis, Johnson & Johnson, and Eli Lilly.  All of these companies, and most of our other current and potential competitors have substantially greater research and development capabilities and financial, scientific, regulatory, manufacturing, marketing, sales, human resources, and experience than we do.  Many of our competitors have several therapeutic products that have already been developed, approved and successfully commercialized, or are in the process of obtaining regulatory approval for their therapeutic products in the United States and internationally.

Universities and public and private research institutions are also potential competitors.  While these organizations primarily have educational objectives, they may develop proprietary technologies or secure patent protection that we may need for the development of our technologies and products.  We may attempt to license these proprietary technologies, but these licenses may not be available to us on acceptable terms, if at all.

Our competitors, either alone or with their collaborative partners, may succeed in developing technologies or products that are more effective, safer, more affordable or more easily commercialized than ours, and our competitors may obtain intellectual property protection or commercialize products sooner than we do.  Developments by others may render our product candidates or our technologies obsolete making it difficult for us to generate revenues and the value of our common stock could decrease.

If we are unable to finance clinical trials, or support them in any way, our clinical trials may not be completed and our business may fail.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements.  The clinical trial process is also time-consuming. We estimate that clinical trials of our product candidates will take at least several years to complete.  Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials.  The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;
•	determination of dosing issues;
•	lack of effectiveness during clinical trials;
•	slower than expected rates of patient recruitment;
•	inability to monitor patients adequately during or after treatment; and
•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in the conduct of these trials.

If the results of our clinical trials do not support our product candidate claims the value of our common stock may decrease.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims.  Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing.  The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates.

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In addition, our clinical trials involve a small patient population.  Because of the small sample size, the results of these clinical trials may not be indicative of future results.  Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and could result in decrease in the value of our common stock.

If physicians and patients do not accept and use our drugs, we may be unable to generate revenue from our products.

Even if the FDA approves our product candidates, physicians and patients may not accept and use them.  Acceptance and use of our product will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drugs;
•	cost-effectiveness of our product relative to competing products;
•	availability of reimbursement for our products from government or other healthcare payers; and
•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

We have no commercial manufacturing capability and if we cannot find third parties to manufacture our product candidates and the materials used to make them we may be unable to generate revenue.

Completion of any clinical trials and commercialization of our product candidates require access to, or the development of, facilities to manufacture a sufficient supply of our proteins, enzymes, and other reagents needed to produce and commercialize our technology.  Since we currently have no manufacturing capability of our own, we are highly dependent on contract manufacturers (“CMOs”) to produce these materials for us or our collaborators for non-clinical, clinical and/or commercial purposes. Our success depends on our ability to have these compounds manufactured on a commercial scale or to obtain commercial quantities, in either case, at reasonable cost.  We may not be able to procure sufficient quantities of the products we develop, or the materials used to make them, to meet our or our collaborators' needs for non-clinical or clinical development or commercialization.  We may compete with other parties for access to manufacturing facilities and suitable alternatives may be unavailable to us. As a result, our product candidates may suffer delays in manufacture if our CMOs give other products greater priority than our product candidates or the materials needed to make them.  It is time-consuming and expensive to change contract manufacturers for pharmaceutical products, particularly when the products are under regulatory review in a New Drug Application process.  If we fail to maintain essential manufacturing and service relationships, we may not be able to replace an important CMO or to develop our own manufacturing capabilities, either of which could impede our ability to obtain regulatory approval for our product candidates and delay or prevent our or our collaborators' product development and commercialization.  If we do find replacement CMOs, we may not be able to enter into agreements with them on terms and conditions favorable to us and, there could be a considerable delay before a new facility could be qualified and registered with the appropriate authorities.  If we encounter delays or difficulties in connection with manufacturing, commercialization of our products and technology could be delayed, we could have difficulty generating revenue.

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The manufacture of our product candidates is a complex and highly-regulated process. If any of our CMOs encounter problems manufacturing materials for us, we may not generate revenue and the price of our common stock could decrease.

The FDA and foreign regulators require manufacturers to register manufacturing facilities.  The FDA and foreign regulators also inspect these facilities to confirm compliance with good manufacturing practice (“GMP”) or similar requirements that the FDA or foreign regulators establish.  The manufacture of product candidates and key reagents at any facility will be subject to strict quality control, testing, and record keeping requirements, and continuing obligations regarding the submission of safety reports and other post-market information.  Ultimately, we, our CMOs, or other suppliers may not meet these requirements.  Our CMOs may face manufacturing or quality control problems causing product production and shipment delays or a situation where we or they may not be able to maintain compliance with the FDA's cGMP requirements, or those of foreign regulators, necessary to continue manufacturing our product candidates and materials.  Any failure to comply with GMP requirements or other FDA or foreign regulatory requirements could adversely affect our clinical research activities and our ability to market and develop our products candidates.

Additionally, we and the third parties with whom we contract to manufacture our proteins face the significant, normal scale-up risks associated with protein manufacturing: proteins are difficult to produce; it is difficult to scale up protein manufacturing processes; and it is expensive to produce proteins.  These process manufacturing and/or regulatory problems could increase the cost, delay the timeline, or render unfeasible the commercial launch of our product candidates, reducing our ability to generate revenue.

If we are unable to effectively market and distribute our products we may be unable to generate significant revenue.

We currently have no sales, marketing or distribution capabilities.  We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of its proposed products.  Our future success depends, in part, on our ability to enter into and maintain such collaborative relationships, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products.  We intend to pursue collaborative arrangements regarding the sales and marketing of our products, however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if able to do so, that they will have effective sales forces.  To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of its proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise.  There can also be no assurance that we will be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities.  To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our product in the United States or overseas.

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish.

Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties.

To date, we hold certain exclusive rights under U.S. patent applications as well as rights under foreign patent applications.  We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate.  However, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors including whether third parties will find ways to invalidate or otherwise circumvent our patents;
•	if and when patents will issue;
•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or
•	whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose.

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Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors.  To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements.  To this end, we often require our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.  These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information.  If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and to defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;
•	redesign our products or processes to avoid infringement;
•	stop using the subject matter claimed in the patents held by others;
•	pay damages; or
•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	government and health administration authorities;
•	private health maintenance organizations and health insurers; and
•	other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products.  Healthcare payers, including Medicare, are challenging the prices charged for medical products and services.  Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs.  Even if our product candidates are approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover our drugs.  If government and other healthcare payers do not provide adequate coverage and reimbursement levels for any of our products, once approved, market acceptance of our products could be reduced.

We may not successfully manage our growth, which could reduce the price of our common stock.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources.  To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train qualified personnel.  If we are unable to manage our growth effectively, the price of our common stock could be reduced.

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 We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products entail an inherent risk of product liability.  If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products.  Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators.  We currently do not carry clinical trial insurance or product liability insurance.  Although we intend to obtain clinical trial insurance prior to the commencement of any clinical trials, we, or any corporate collaborators, may not be able to obtain insurance at a reasonable cost, if at all.  Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

We will need significant additional capital, without which we will have to curtail or cease operations.

The $5,000,000 of Notes we issued July 27, 2011 mature on December 19, 2011.  Based upon our current funds on hand as well as our various license obligations, unless the Note holders elect to convert their Notes we must obtain at least $5,000,000 of new funding by the maturity date, or we will be in default of the Notes.  However, even if the Note holders elect to convert their Notes or we raise $5,000,000 to repay the Notes or if we are able to extend their maturity dates, based on our current proposed plans and assumptions, we anticipate that our existing funds will only be sufficient to fund our operations and capital requirements for approximately four months.  Furthermore, our estimated development expenses of our Cōntego™ product candidates will be very substantial, i.e., in excess of $35 million.  Accordingly, we will have to obtain a substantial amount of additional debt or equity financing in the near future in order to continue to fund the further development of our product candidates and working capital needs.  We have not identified the sources for the additional financing that we will require, and we do not have commitments from any third parties to provide this financing.  There can be no assurance that sufficient funding will be available to us at acceptable terms or at all.  If we are unable to obtain sufficient financing on a timely basis, the development of our products could be delayed and we could be forced to reduce the scope of our operations or otherwise limit or terminate our operations altogether.  Any equity additional funding that we obtain will reduce the percentage ownership held by our existing security holders.

Risks Related to Our Securities

Our stock may be traded infrequently and in low volumes, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

The shares of our common stock may trade infrequently and in low volumes on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent.  This situation may be attributable to a number of factors, including the fact that we are a small early stage company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who can generate or influence sales volume, and that even if we came to the attention of such institutionally oriented persons, they tend to be risk-averse in this environment and would be reluctant to follow an early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained.  Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.  As a result, investors could lose all or part of their investment.

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You may have difficulty selling our shares because they are deemed “penny stocks.”

Since our common stock is not listed on a national securities exchange, if the trading price of our common stock remains below $5.00 per share, trading in our common stock will be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-national securities exchange equity security that has a market price of less than $5.00 per share, subject to certain exceptions).  Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse).  For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale.  The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.  Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer.  Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and the ability of holders of the common stock to sell their shares.

The market price of our stock may be adversely affected by market volatility.

The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

·	announcements of the results of clinical trials by us or our competitors;
·	developments with respect to patents or proprietary rights;
·	announcements of technological innovations by us or our competitors;
·	announcements of new products or new contracts by us or our competitors;
·	actual or anticipated variations in our operating results due to the level of development expenses and other factors;
·	changes in financial estimates by securities analysts and whether our earnings meet or exceed such estimates;
·	conditions and trends in the pharmaceutical and other industries;
·	new accounting standards;
·	general economic, political and market conditions and other factors; and
·	the occurrence of any of the risks described herein.

Our principal stockholders hold a substantial amount of our common stock and may be able to prevent other stockholders from influencing significant corporate decisions.

As of September 12, 2011, our 12 largest stockholders collectively owned approximately 47% of our outstanding common stock. These stockholders, if they act together, may be able to direct the outcome of matters, including the election of our directors and other corporate actions such as:

·	our merger with or into another company;
·	a sale of substantially all of our assets; and
·	amendments to our certificate of incorporation.

The decisions of these stockholders may conflict with our interests or those of our other stockholders.

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USE OF PROCEEDS

We cannot assure you that we will receive any proceeds in connection with security offered by us pursuant to this prospectus.  In the event the warrants are fully exercised by selling stockholder we will receive proceeds of approximately $5,200,000.  However we will not receive any proceeds from the sale of common stock by the selling stockholders.  Unless the applicable prospectus supplement states otherwise, we expect to use the net proceeds of the sale of the securities we intend to sell as a part of the shelf registration for general corporate purposes, which may include working capital, capital expenditures, acquisitions, joint ventures and stock repurchase programs.  As of the date of this prospectus, we have not identified as probable any specific material proposed uses of these proceeds.  If, as of the date of any prospectus supplement, we have identified any such uses, then we will describe them in the prospectus supplement.  The amount of securities offered from time to time pursuant to this prospectus and any prospectus supplement, and the precise amounts and timing of the application of net proceeds from the sale of those securities, will depend upon our funding requirements.  If we elect at the time of an issuance of securities to make different or more specific use of proceeds than described in this prospectus, such use will be described in the prospectus supplement relating to those securities.

PLAN OF DISTRIBUTION

In addition to the shares we are registering as a part of the shelf registration, we are registering for the selling stockholders who may be deemed to be underwriters, shares of common stock issuable upon conversion of convertible notes and upon exercise of warrants to permit the resale of these shares of common stock by the holders of the convertible notes and warrants from time to time after the date of this prospectus. See “Selling Stockholders” in this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

We and the selling stockholders may offer securities under this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. As used in this prospectus, the term selling stockholders includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership distribution or other transfer. We and the selling stockholders may sell the securities (1) through underwriters or dealers, (2) through agents or (3) directly to one or more purchasers, or through a combination of such methods. We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to the prevailing market prices; or
•	negotiated prices.

We and the selling stockholders may directly solicit offers to purchase the securities being offered by this prospectus. We and the selling stockholders may also designate agents to solicit offers to purchase the securities from time to time. We may include shares of the selling stockholders in conjunction with underwritten sales by us of shares of our common stock. We or the selling stockholders will name in a prospectus supplement any underwriter or agent involved in the offer or sale of the securities.

If we or the selling stockholders utilize a dealer in the sale of the securities being offered by this prospectus, we or the selling stockholders will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we or the selling stockholders utilize an underwriter in the sale of the securities being offered by this prospectus, we or the selling stockholders will execute an underwriting agreement with the underwriter at the time of sale, and we or the selling stockholders will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the selling stockholders, or the purchasers of the securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

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With respect to underwritten public offerings, negotiated transactions and block trades, we or the selling stockholders will provide in the applicable prospectus supplement any compensation we or the selling stockholders pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, which we refer to herein as the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We and the selling stockholders may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Over the Counter Bulletin Board. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on any securities market or other securities exchange of the securities covered by the prospectus supplement. To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. The selling stockholders may also sell shares of common stock in block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction, in an exchange distribution in accordance with the rules of the applicable exchange, in short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC.

The underwriters, dealers and agents may engage in other transactions with us or the selling stockholders, or perform other services for us or the selling stockholders, in the ordinary course of their business.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

We have agreed with the selling stockholders to keep the portion of the registration statement of which this prospectus constitutes a part that relates to the shares offered by the selling stockholder effective until the earlier of (1) such time as all of the selling stockholders’ shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which such shares may be sold without the volume limitations of Rule 144 of the Securities Act. To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

Fees and Commissions

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

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If 5% or more of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with NASD Conduct Rule 2720.

SELLING STOCKHOLDERS

Effective July 27, 2011, we completed an offering of $5 million of our seven (7%) percent senior convertible notes (the “Notes”) with five (5) year warrants exercisable at $1.25 (the “Warrants”) .  The Notes and Warrants were issued in reliance on the exemptions from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. We are registering such shares of common stock issuable upon conversion of  the Notes and exercise of the Warrants to permit each of the selling stockholders and their pledges, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus to resell the shares in the manner contemplated under the “Plan of Distribution”.   We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.  Except for the ownership of the shares of common stock, the convertible notes and the warrants issued pursuant to the Securities Purchase Agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders.  The second column lists 130% of the number of shares of common stock beneficially owned and offered by each selling stockholder, based on its ownership of the convertible notes and warrants, as of December 2, 2011, assuming conversion of all convertible notes and exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercise.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of at least 130% of the sum of (i) the number of shares of common stock issuable upon conversion of the convertible notes as of the trading day immediately preceding the date the registration statement is filed with the SEC, (ii) the number of shares of common stock issuable as Interest Shares pursuant to the terms of the Notes as of the trading day immediately preceding the date the registration statement is filed with the SEC and (iii) the number of shares of common stock issuable upon exercise of the related warrants as of the trading day immediately preceding the date the registration statement is filed with the SEC.  Because the conversion price of the convertible notes and the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.  The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Notes and the Warrants, a selling stockholder may not convert the Notes or exercise the Warrants to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the Notes which have not been converted and upon exercise of the Warrants which have not been exercised.  The number of shares in the second column does not reflect this limitation.  The selling stockholders may sell all, some or none of their shares in this offering.  See "Plan of Distribution."

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		Maximum
	Shares of	Number of	Shares of
	Common Stock	Shares That	Common Stock
	Beneficially	May Be Sold	Beneficially	Percent of
	Owned Prior	Pursuant to	Owned After	Shares Owned
Name of Selling Stockholder	to Offering	this Prospectus	Offering	After Offering

Ayer Capital Partners Master Fund, L.P.	5,628,782	5,628,782 1	0	0
Epworth-Ayer Capital	452,462	452,462 2	0	0
Ayer Capital Partners Kestrel Fund, LP	158,756	158,756 3	0	0
Bristol Investment Fund, Ltd.	11,257,795	4,160,000 4	7,097,795	8.98%
Canaccord Genuity, Inc.	104,000	104,000 5	0	0
Cowen and Company, Inc.	104,000	104,000 6	0	0

___________

1 Includes 2,164,916 shares of common stock that may be acquired through the conversion of the Company’s seven (7%) percent senior convertible notes and 2,164,916 shares of common stock that may be acquired through the exercise of the Company’s warrants exercisable at $1.25 issued in conjunction with the Company’s July 2011 private placement as well as an additional 1,298,950 shares so that the sum total represents 130% of the shares underlying the convertible notes and warrants per the terms of the registration rights agreement with the selling stockholder. The natural person who exercises voting and investment power for the Selling Stockholder is Jay Venkatesan.

2 Includes 174,024 shares of common stock that may be acquired through the conversion of the Company’s seven (7%) percent senior convertible notes  and 174,024 shares of common stock that may be acquired through the exercise of  the Company’s warrants exercisable at $1.25 issued in conjunction with the Company’s  July 2011 private placement as well as an additional 104,414 shares so that the sum total represents 130% of the shares underlying the convertible notes and warrants per the terms of the registration rights agreement with the selling stockholder. The natural person who exercises voting and investment power for the Selling Stockholder is Jay Venkatesan.

3 Includes 61,060 shares of common stock that may be acquired through the conversion of the Company’s seven (7%) percent senior convertible notes  and 61,060 shares of common stock that may be acquired through the exercise of  the Company’s warrants exercisable at $1.25 issued in conjunction with the Company’s  July 2011 private placement as well as an additional 36,636 shares so that the sum total represents 130% of the shares underlying the convertible notes and warrants per the terms of the registration rights agreement with the selling stockholder. The natural person who exercises voting and investment power for the Selling Stockholder is Jay Venkatesan.

4 Includes 1,600,000 shares of common stock that may be acquired through the conversion of the Company’s seven (7%) percent senior convertible notes and 1,600,000 shares of common stock that may be acquired through the exercise of  the Company’s warrants exercisable at $1.25 issued in conjunction with the Company’s  July 2011 private placement as well as an additional 960,000 shares so that the sum total represents 130% of the shares underlying the convertible notes and warrants per the terms of the registration rights agreement with the selling stockholder.  Bristol Capital Advisors, LLC (“BCA”) is the investment advisor to the Selling Stockholder. Paul Kessler is the manager of BCA and as such is the natural person who exercises voting and investment power for the Selling Stockholder. Mr. Kessler disclaims beneficial ownership of these securities.

5  Includes 80,000 shares of common stock that may be acquired through the exercise of the Company’s warrants exercisable at $1.25 issued in conjunction with the Company’s July 2011 private placement as well as an additional 24,000 shares so that the sum total represents 130% of the shares underlying the warrants per the terms of the registration rights agreement with the selling stockholder. The natural person who exercises voting and investment power for the Selling Stockholder is Eugene Rozelman.

6  Includes 80,000 shares of common stock that may be acquired through the exercise of the Company’s warrants exercisable at $1.25 issued in conjunction with the Company’s July 2011 private placement as well as an additional 24,000 shares so that the sum total represents 130% of the shares underlying the warrants per the terms of the registration rights agreement with the selling stockholder. The natural person who exercises voting and investment power for the Selling Stockholder is Kevin Raidy.

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THE SECURITIES WE MAY OFFER

We may sell from time to time, in one or more offerings: common stock; and/or warrants.  The descriptions of the securities contained in this prospectus summarize the material general terms and provisions of the various types of securities that we may offer.  We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement.  If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below.  We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange or market, if any, on which the securities will be listed.

The following summary describes the material terms of our common stock and is subject to, and qualified in its entirety by, our articles of incorporation and bylaws that are included as exhibits to certain of the documents incorporated by reference below.  We refer you to the foregoing documents for a detailed description of the provisions summarized below.

DESCRIPTION OF COMMON STOCK

General

We are authorized to issue 1,800,000,000 shares of common stock with a par value of $0.000041666. We are not authorized to issue shares of preferred stock. As of December 2, 2011 there were approximately 78,993,591 shares of common stock outstanding.  As of December 2, 2011 there were approximately 49 holders of record of our common stock.

The aggregate market value of our common stock, par value $0.000041666 per sharer, held by non-affiliates, based upon the average of the bid and asked prices of our common stock of $1.59 on June 6, 2011, as reported on the Over the Counter Bulletin Board was $118,296,157.50 and the last price that our common stock was sold prior to the original filing of this Form S-3 was $1.40 on June 28, 2011 which would be an aggregate market value of $104,160,138.68. For purposes of this disclosure, shares of common stock held by persons who hold more than 10% of the outstanding shares of common stock (or any holder of shares of common stock in excess of 5% who has not affirmatively disclaimed affiliate status) and shares held by officers and directors of the Registrant (or those who were formally officers and directors within ninety (90) days) have been excluded because such persons may be deemed to be affiliates.  This determination of affiliate status is not necessarily conclusive for other purposes.

If we offer shares of our common stock for sale under this prospectus, we will provide a prospectus supplement that describes the terms of the offering, including the number of shares offered and the offering price.

Voting Rights

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Dividends

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities.  Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors.  It is not anticipated that dividends will be paid in the foreseeable future.

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Other Rights

Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors.  Our common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights.  There is no conversion, redemption, sinking fund or similar provisions regarding our common stock.

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, (303) 282-4800.

Listing

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “GNBP.OB.”  Any common stock we sell under this prospectus, as it may be supplemented, will be quoted on the Over-the-Counter Bulletin Board.

DESCRIPTION OF WARRANTS

We may offer to sell warrants from time to time.  If we do so, we will describe the specific terms of the warrants in a prospectus supplement.  In particular, we may issue warrants for the purchase of common stock, in one or more series.  We may also issue warrants independently or together with other securities and the warrants may be attached to or separate from those securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement.  We will enter into the warrant agreement with a warrant agent.  We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;
•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreement and warrants may be modified;
•	certain United States federal income tax consequences of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants; and
•	any other specific material terms, preferences, rights or limitations of or restrictions on the warrants.

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You may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with other requested information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement.  We will set forth in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise.  If you exercise fewer than all of the warrants represented by the warrant certificate, then we will issue you a new warrant certificate for the remaining amount of warrants.

You will not have any of the rights of the holders of the securities purchasable upon the exercise of warrants until you exercise them.  Accordingly, you will not be entitled to, among other things, vote or receive dividend payments or similar distributions on the securities you can purchase upon exercise of the warrants.

The information provided above is only a summary of the terms under which we may offer warrants for sale.  Accordingly, please carefully review the applicable warrant agreement for more information about the specific terms and conditions of these warrants before investing in us.  In addition, please carefully review the information provided in the applicable prospectus supplement, which contains additional information that is important for you to consider in evaluating an investment in our securities.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities offered under this prospectus and any supplement hereto will be passed upon for us by the Swanson Law Firm, LLC, Las Vegas Nevada. Counsel for any underwriter or agents will be noted in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2010 and 2009 and for the years then ended, incorporated in this prospectus by reference from Genesis Biopharma Inc. Annual Report on Form 10-K for the year ended December 31, 2010 and 2009, have been audited by Weinberg & Company, an independent registered public accounting firm, as stated in their reports (which reports include an explanatory paragraph as to the Company’s ability to continue as a going concern), that are incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov .

This prospectus is part of a registration statement that we filed with the SEC.  This prospectus and any subsequent prospectus supplements do not contain all of the information in the registration statement as permitted by the rules and regulations of the SEC.  You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s web site listed above.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” some of the documents we file with it into this prospectus, which means:

•	we can disclose important information to you by referring you to those documents;
•	the information incorporated by reference is considered to be part of this prospectus; and
•	later information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below, which were filed with the SEC under the Exchange Act:

•	our Current Reports on Form 8-K filed with the SEC on January 3, 2011, February 11, 2011, February 23, 2011, March 17, 2011, April 22, 2011, June 16, 2011, July 20, 2011, July 22, 2011, July 29, 2011, August 11, 2011, October 11, 2011, October 13, 2011, October 20, 2011, November 29, 2011 and December 2, 2011;
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on April 14, 2011;
•	our Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010, filed with the SEC on May 4, 2011;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 filed with the SEC on May 20, 2011;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011 filed with the SEC on August 22, 2011;
•	our Amended Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 30, 2011 filed with the SEC on September 1, 2011; and
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011 filed with the SEC on November 21, 2011.

All documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (not including any information furnished under Item 2.02 or Item 7.01 of Form 8-K, which information is not incorporated by reference herein), after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.  In addition, all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only.  Our business, financial position and results of operations may have changed since that date.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless specifically incorporated by reference into those documents).  Please direct requests to us at the following address:

GENESIS BIOPHARMA, INC.

11500 Olympic Boulevard, Suite 400

Los Angeles, California 90064

(866) 963-2220

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               Shares

Warrants to Purchase up to                         Shares

GENESIS BIOPHARMA, INC.

Common Stock

PROSPECTUS SUPPLEMENT

Oppenheimer & Co.          Roth Capital Partners

BTIG

                      , 2012